Exhibit 4.2

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

December 20, 2011,

among

TRIPADVISOR, INC.,

TRIPADVISOR HOLDINGS, LLC,

TRIPADVISOR LLC

and

The other BORROWERS Party Hereto,

The LENDERS Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

J.P. MORGAN EUROPE LIMITED,

as London Agent

J.P. MORGAN SECURITIES LLC

and

RBC CAPITAL MARKETS,

as Joint Lead Arrangers and Joint Bookrunners,

BANK OF AMERICA, N.A.

and

ROYAL BANK OF CANADA,

as Syndication Agents,

BNP PARIBAS SECURITIES CORP.

as Documentation Agent

[CS&M Ref. No. 6701-507]

SCHEDULES:

Schedule 2.01	— Commitments
Schedule 2.06	— Initial Issuing Bank LC Commitment
Schedule 2.06A	— Existing Letters of Credit
Schedule 3.13	— Subsidiaries
Schedule 6.01	— Existing Indebtedness
Schedule 6.02	— Existing Liens
Schedule 6.07	— Existing Restrictions
Schedule 9.12	— Participant Confidentiality Restricted List

EXHIBITS:

Exhibit A	— Form of Assignment and Assumption
Exhibit B-1	— Form of Borrowing Subsidiary Agreement
Exhibit B-2	— Form of Borrowing Subsidiary Termination
Exhibit C	— Form of Issuing Bank Agreement
Exhibit D	— Form of Guarantee Agreement
Exhibit E	— Mandatory Cost
Exhibit F	— Form of US Tax Certificate

CREDIT AGREEMENT dated as of December 20, 2011, among TRIPADVISOR, INC., a Delaware corporation, TRIPADVISOR HOLDINGS, LLC, a Massachusetts limited liability company, TRIPADVISOR LLC, a Delaware limited liability company, and the other BORROWERS from time to time party hereto; the LENDERS from time to time party hereto; JPMORGAN CHASE BANK, N.A., as Administrative Agent; and J.P. MORGAN EUROPE LIMITED, as London Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Combined Tranche Percentage” means, at any time, with respect to any Revolving Lender, the percentage of the total Revolving Commitments (excluding the Revolving Commitment of any Defaulting Lender) represented by such Lender’s Revolving Commitments at such time. If all the Revolving Commitments have terminated or expired, the Adjusted Combined Tranche Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments hereunder.

“Adjusted EURIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Euros for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1.00%) equal to the sum of (a) the EURIBO Rate for such Interest Period and (b) the Mandatory Costs Rate.

“Adjusted LIBO Rate” means (a) with respect to any Eurocurrency Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1.00%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) with respect to any Eurocurrency Borrowing denominated in an Alternative Currency (other than Euros) for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1.00%) equal to the sum of (i) the LIBO Rate for such Interest Period and (ii) the Mandatory Costs Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII, or such Affiliates or branches thereof as it shall from time to time designate by notice to Parent and the Lenders for the purpose of performing any of its obligations hereunder or under any other Loan Document.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent and the London Agent.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.15(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) the Adjusted LIBO Rate on such day (or, if such day is not a Business Day, the immediately preceding Business Day) for a deposit in US Dollars with a maturity of one month plus 1.00%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as reasonably determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in US Dollars in the London interbank market) at approximately 11:00 a.m., London time, on such day for deposits in US Dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternative Currency” means Euro, Sterling and any other currency (other than US Dollars) that is freely available, freely transferable and freely convertible into US Dollars and in which dealings in deposits are carried on in the London interbank market; provided that at the time of the issuance, amendment, renewal or extension of any Letter of Credit denominated in a currency other than US Dollars, Euro or Sterling, such other currency is reasonably acceptable to the Applicable Agent and the Issuing Bank in respect of such Letter of Credit.

“Applicable Agent” means (a) with respect to a Loan or Borrowing denominated in US Dollars or any Letter of Credit, and with respect to any payment hereunder that does not relate to a particular Loan or Borrowing, the Administrative Agent and (b) with respect to a Loan or Borrowing denominated in any Alternative Currency, the London Agent.

“Applicable Creditor” has the meaning assigned to such term in Section 9.15(b).

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurocurrency Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio as of the end of the fiscal quarter of Parent for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b); provided that until the date of the delivery of the consolidated financial statements pursuant to Section 5.01(a) or 5.01(b) as of and for the first fiscal quarter ended after the Effective Date, the Applicable Rate shall be based on the rates per annum set forth in Level 3:

Level	Level 1	Level 2	Level 3	Level 4	Level 5
Leverage Ratio	< 0.50	> 0.50 and < 1.00	>1.00 and < 1.50	>1.50 and < 2.00	> 2.00
Commitment Fee Rate	17.5	22.5	30.0	37.5	50.0
Eurocurrency Spread	125.0	150.0	175.0	200.0	250.0
ABR Spread	25.0	50.0	75.0	100.0	150.0

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Applicable Rate shall be based on the rates per annum set forth in Level 5 if Parent shall fail to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b), or any compliance certificate required to be delivered pursuant to Section 5.01(c), within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities LLC and RBC Capital Markets (RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its Affiliates), in their capacities as joint lead arrangers and joint bookrunners for the credit facilities provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Augmenting Lender” has the meaning assigned to such term in Section 2.09(d)(i).

“Bankruptcy Code” means Title 11 of the United States Code.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” mean the Revolving Borrowers and the Term Borrower.

“Borrowing” means (a) Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$5,000,000, (b) in the case of a Borrowing denominated in Euro, €5,000,000 and (c) in the case of a Borrowing denominated in Sterling, £5,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000, (b) in the case of a Borrowing denominated in Euro, €1,000,000 and (c) in the case of a Borrowing denominated in Sterling, £1,000,000.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary” means, at any time, (a) the Term Borrower, (b) TripAdvisor LLC and (c) any Subsidiary that has been designated by Parent as a Borrowing Subsidiary pursuant to Section 2.04, other than any Subsidiary that has ceased to be a Borrowing Subsidiary as provided in Section 2.04.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit B-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit B-2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan denominated in any currency or a Letter of Credit denominated in an Alternative Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits denominated in such currency in the London interbank market and (b) when used in connection with a Eurocurrency Loan denominated in Euro, the term “Business Day” shall also exclude any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) payment system is not open for the settlement of payments in Euro.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 7.02.

“CAM Exchange Date” means the first date on which there shall occur (a) any event referred to in Section 7.01(h) or 7.01(i) in respect of Parent or (b) an acceleration of Loans pursuant to Section 7.01.

“CAM Percentage” means, with respect to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the sum of the US Dollar Equivalents (determined on the CAM Exchange Date on the basis of Exchange Rates on such date) of the aggregate Designated Obligations owed to such Lender (whether or not at the time due and payable) and (b) the denominator shall be the sum of the US Dollar Equivalents (as so determined) of the aggregate Designated Obligations owed to all the Lenders (whether or not at the time due and payable).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02 only, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Change in Control” means (a) the acquisition of “beneficial ownership”, directly or indirectly, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), other than the Permitted Holders, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Parent (the “Total Voting Power”), unless either (i) the Permitted Holders beneficially own a majority of the Total Voting Power or (ii) if the Permitted Holders beneficially own less than a majority of the Total Voting Power, the excess of the percentage of Total Voting Power represented by the shares beneficially owned by the Permitted Holders over the percentage of Total Voting Power represented by shares beneficially owned by such acquiring Person or group is at least 5%, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent by Persons who were neither (i) nominated by the board of directors of Parent nor (ii) appointed by directors so nominated or (c) the occurrence of any “change in control” (or similar event, however denominated) with respect to Parent under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of Parent or any Subsidiary (other than any Excluded Subsidiary).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, US Tranche Revolving Loans, European Tranche Revolving Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Term Commitment, US Tranche Revolving Commitment or European Tranche Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class. Additional Classes of Loans, Borrowings, Commitments and Lenders may be established pursuant to Section 9.02(c).

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986.

“Combined Tranche Percentage” means, at any time, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitments at such time. If all the Revolving Commitments have terminated or expired, the Combined Tranche Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Commitment” means a Term Commitment or a Revolving Commitment or any combination thereof, as the context requires. The initial aggregate amount of the Lenders’ Commitments is US$600,000,000.

“Commitment Decrease” has the meaning assigned to such term in Section 2.09(d)(i).

“Commitment Increase” has the meaning assigned to such term in Section 2.09(d)(i).

“Commitment Letter” means that certain Commitment Letter dated August 12, 2011, among Expedia, the Term Borrower, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Bank of America, N.A., Merrill Lynch, Pierce Fenner & Smith, Incorporated and Royal Bank of Canada.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated August 15, 2011, relating to the credit facilities provided for herein.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum, without duplication, of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of Parent and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) the interest expense that would be imputed for such period in respect of Synthetic Lease Obligations of Parent and the Subsidiaries if such Synthetic Lease Obligations were accounted for as Capital Lease Obligations, determined on a consolidated basis in accordance with GAAP, (iii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of Parent or the Subsidiaries to the extent such interest or other financing costs shall have been capitalized rather than included in consolidated interest expense for such period in accordance with GAAP and (iv) any cash payments made during such period in respect of obligations of the type referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period and (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period. Notwithstanding the foregoing, Consolidated Cash Interest Expense shall be deemed to be (A) for the four fiscal quarter period ended on the last day of the first fiscal quarter ending after the Effective Date, Consolidated Cash Interest Expense for such fiscal quarter multiplied by four, (B) for the four fiscal quarter period ended on the last day of the second fiscal quarter ending after the Effective Date, Consolidated Cash Interest Expense for the two fiscal quarters then most recently ended multiplied by two, and (C) for the four fiscal quarter period ended on the last day of the third fiscal quarter ending after the Effective Date, Consolidated Cash Interest Expense for the three fiscal quarters then most recently ended multiplied by 4/3; provided that, in the event the Effective Date shall have occurred after the first day of the first fiscal quarter ending after the Effective Date, Consolidated Cash Interest Expense for such fiscal quarter shall be deemed, for purposes of clauses (A), (B) and (C) above, to be Consolidated Cash Interest Expense for the period from and including the Effective Date to and including the last day of such fiscal quarter, multiplied by a fraction equal to (x) 90 divided by (y) the number of days actually elapsed from and including the Effective Date to and including the last day of such fiscal quarter.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (excluding, for the avoidance of doubt, amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) all losses for such period on sales or dispositions of assets outside the ordinary course of business, (v) any non-recurring non-cash charges for such period, (vi) any restructuring or other unusual, non-recurring charges for such period; provided that the amount of charges added back pursuant to this clause (vi) for such period, together with the aggregate amount of charges added back pursuant to this clause (vi) for any other period ending on any day during the 12 consecutive months ending on the last day of such period, shall not exceed US$25,000,000, (vii) non-cash goodwill and intangible asset impairment charges for such period, (viii) charges for such period recognized on changes in the fair value of contingent consideration payable by, and non-cash charges for such period recognized on changes in the fair value of the noncontrolling interest in any acquiree acquired by, Parent or any Subsidiary in any business combination, (ix) any non-cash expenses for such period resulting from the grant of stock options or other equity-based incentives to any director, officer or employee of Parent and the Subsidiaries and (x) any fees and expenses for such period relating to the Transactions, in an aggregate amount for all periods not to exceed US$10,000,000; provided that any cash payment made with respect to any non-cash items added back in computing Consolidated EBITDA for any prior period pursuant to clauses (v), (vii) and (ix) above (or that would have been added back had this Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) all gains for such period on sales or dispositions of assets outside the ordinary course of business, (ii) all gains for such period arising from business combinations, including gains on a “bargain purchase” and gains recognized on changes in the fair value of contingent consideration payable by, and gains recognized on changes in the fair value of the noncontrolling interest in any acquiree acquired by, Parent or any Subsidiary in connection therewith, (iii) any extraordinary gains for such period and (iv) any non-cash items of income for such period that represent the reversal of any accrual of charges referred to in clauses (a)(v), (a)(vi) or (a)(ix) above, all determined on a consolidated basis in accordance with GAAP. In the event any Subsidiary shall be a Subsidiary that is not a Wholly Owned Subsidiary, all amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of a Financial Officer of Parent, attributable to such Subsidiary, shall be reduced by the portion thereof that is attributable to the noncontrolling interest in such Subsidiary. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters of Parent (each, a “Reference Period”) for the purposes of any determination of the Leverage Ratio, if during such Reference Period (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) Parent or any Subsidiary shall have made a Material Disposition or Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that involves consideration in excess of US$100,000,000; and “Material Disposition” means any sale, transfer or other disposition of property or series of related sales, transfers or other dispositions of property that yields gross proceeds to Parent and the Subsidiaries in excess of US$100,000,000.

“Consolidated Funded Debt” means, on any date, the sum for Parent and the Subsidiaries of all (a) Indebtedness (but not including any Indebtedness in the form of contingent consideration obligations of Parent or any Subsidiary incurred in connection with any business combination) that would appear on a consolidated balance sheet of Parent prepared as of such date in accordance with GAAP, (b) Capital Lease Obligations, (c) Synthetic Lease Obligations, (d) Guarantees by Parent and the Subsidiaries of Indebtedness of Persons other than Parent and the Subsidiaries, (e) obligations, contingent or otherwise, of Parent and the Subsidiaries as an account party in respect of letters of credit and (f) Securitization Transactions.

“Consolidated Net Income” means, for any period, the net income or loss of Parent and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (after giving effect, for the avoidance of doubt, to the elimination of intercompany accounts in accordance with GAAP); provided that there shall be excluded the income or loss of any Subsidiary that is not a Wholly Owned Subsidiary to the extent such income or loss is attributable to the noncontrolling interest in such Subsidiary.

“Consolidated Revenues” means, for any period, the aggregate revenues of Parent and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, at any time, the consolidated total assets of Parent and the Subsidiaries, as such amount would appear on a consolidated balance sheet of Parent prepared as of such date in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Revolving Lender that (a) shall have failed to fund its applicable Tranche Percentage of any Revolving Borrowing for three or more Business Days after the date such Borrowing is required, in accordance with the terms and subject to the conditions set forth herein, to be funded by Lenders hereunder, (b) shall have failed to fund any portion of its participation in any LC Disbursement or Swingline Loan within three Business Days after the date on which such funding is to occur hereunder, (c) shall have notified the Administrative Agent (or shall have notified Parent, the Swingline Lender or any Issuing Bank, which shall in turn have notified the Administrative Agent) in writing that it does not intend or is unable to comply with its funding obligations under this Agreement, or shall have made a public statement to the effect that it does not intend or is unable to comply with such funding obligations in accordance with the terms and subject to the conditions set forth herein or its funding obligations generally under other credit or similar agreements to which it is a party, (d) shall have failed (but not for fewer than three Business Days) after a request by the Administrative Agent made in good faith to confirm that it will comply with its obligations to make Loans and fund participations in LC Disbursements and Swingline Loans hereunder, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon the Administrative Agent’s receipt of such confirmation in form and substance satisfactory to the Administrative Agent, or (e) shall have become the subject of a bankruptcy, liquidation or insolvency proceeding, or shall have had a receiver, conservator, trustee or custodian appointed for it, or shall have taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or shall have a parent company that has become the subject of a bankruptcy, liquidation or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Revolving Lender shall not be deemed to be a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender (whether controlling or otherwise), or the exercise of Control over a Lender or Person controlling such Lender, by a Governmental Authority.

“Defaulting Lender LC Exposures” has the meaning assigned to such term in Section 2.21(a)(iii)(C)(3).

“Defaulting Lender LC/Swingline Exposures” has the meaning assigned to such term in Section 2.21(a)(iii)(C)(3).

“Defaulting Lender Notice” has the meaning assigned to such term in Section 2.21(a).

“Defaulting Lender Swingline Exposures” has the meaning assigned to such term in Section 2.21(a)(iii)(C)(3).

“Designated Obligations” means Obligations consisting of the principal of and interest on outstanding Loans, reimbursement obligations in respect of LC Disbursements (including interest accrued thereon) and fees.

“Designated Subsidiary” means each Subsidiary that is (a) a Borrowing Subsidiary, (b) a Material Subsidiary or (c) an obligor (including pursuant to a Guarantee) under any Material Indebtedness of Parent or any Domestic Subsidiary, in each case other than (i) except in the case of clause (c) above, any Specified Foreign Subsidiary and (ii) any Subsidiary whose Guarantee of the Obligations has been released pursuant to Section 9.14.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 180 days after the latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interest outstanding on the date hereof, as of the date hereof); provided, however, that an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination of the Commitments.

“Documentation Agent” means BNP Paribas Securities Corp., in its capacity as documentation agent for the credit facilities provided for herein.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“Effective Date Distribution” means the dividend paid by the Term Borrower to Expedia on the Effective Date in an amount not to exceed US$450,000,000.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Parent or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Parent, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any reportable event (within the meaning of Section 4043 of ERISA or the regulations issued thereunder) with respect to a Plan, other than an event for which the 30-day notice period is waived; (b) a failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in at-risk status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e) the incurrence by Parent or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by Parent or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization (within the meaning of Title IV of ERISA) or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the occurrence of a non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) concerning any Plan and with respect to which Parent or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a party in interest (within the meaning of Section 406 of ERISA) or could otherwise be liable; or (j) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of Parent or any ERISA Affiliate.

“EURIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Euro for any Interest Period, the rate appearing on the Reuters “EURIBOR 01” screen displaying the EURIBOR Rate (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Applicable Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro in the European interbank market) at approximately 11:00 a.m., Brussels time, on the Quotation Date for such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “EURIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which deposits of €5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Date for such Interest Period.

“Euro” or “€” means the lawful currency of the member states of the European Union that have adopted a single currency in accordance with applicable law or treaty.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as applicable.

“European Tranche” has the meaning assigned to such term in the definition of the term “Tranche”.

“European Tranche Percentage” means, at any time, with respect to any European Tranche Revolving Lender, the percentage of the total European Tranche Revolving Commitments represented by such Lender’s European Tranche Revolving Commitment at such time. If the European Tranche Revolving Commitments have terminated or expired, the European Tranche Percentages shall be determined based upon the European Tranche Revolving Commitments most recently in effect, giving effect to any assignments.

“European Tranche Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make European Tranche Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s European Tranche Revolving Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s European Tranche Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption, or the documentation referred to in Section 2.09(d)(i), pursuant to which such Lender shall have assumed or provided its European Tranche Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ European Tranche Revolving Commitments is US$200,000,000.

“European Tranche Revolving Exposure” means, at any time, the sum of (a) the aggregate principal amount of the European Tranche Revolving Loans denominated in US Dollars outstanding at such time, (b) the sum of the US Dollar Equivalents of the aggregate principal amounts of the European Tranche Revolving Loans denominated in Euro or Sterling outstanding at such time, (c) the European Tranche Share of the LC Exposure at such time and (d) the European Tranche Share of the Swingline Exposure at such time. The European Tranche Revolving Exposure of any Lender at any time shall be such Lender’s European Tranche Percentage of the total European Tranche Revolving Exposure at such time.

“European Tranche Revolving Lender” means a Lender with a European Tranche Revolving Commitment or European Tranche Revolving Exposure.

“European Tranche Revolving Loan” means a Loan made pursuant to Section 2.01(c). Each European Tranche Revolving Loan denominated in US Dollars shall be an ABR Loan or a Eurocurrency Loan, and each European Tranche Revolving Loan denominated in Euro or Sterling shall be a Eurocurrency Loan.

“European Tranche Share” means, at any time, a percentage determined by dividing the aggregate amount of the European Tranche Revolving Commitments at such time by the aggregate amount of the Revolving Commitments at such time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Rate” means, on any day, for purposes of determining the US Dollar Equivalent of any currency other than US Dollars, the rate at which such other currency may be exchanged into US Dollars at the time of determination on such day as set forth on the applicable Reuters World Currency Page. In the event that such rate does not appear on the applicable Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Applicable Agent and Parent, or, in the absence of such an agreement, the Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Applicable Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Applicable Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Applicable Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiaries” means (a) any Subsidiary that is organized under the laws of the People’s Republic of China or Taiwan, and (b) any Subsidiary that is the direct holding company of any Subsidiary referred to in clause (a) above, so long as such holding company has no material assets, liabilities or operations other than those relating to such Subsidiary.

“Excluded Taxes” means, with respect to any Recipient, (a) any income or franchise Taxes (i) that are imposed on (or measured by) such Recipient’s net income by the United States of America (or any state or locality thereof) or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, the jurisdiction in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above (including, for the avoidance of doubt, any jurisdiction imposing Taxes described in clause (a)(ii) above), (c) in the case of a Lender (other than an assignee pursuant to a request by Parent under Section 2.20(b)) or an Issuing Bank, any withholding Tax (including backup withholding) that is imposed (other than solely as a result of the operation of the CAM Exchange) by the United States of America or the United Kingdom on payments from locations in the United States of America or the United Kingdom by any Borrower or any other Loan Party on amounts payable to or for the account of such Lender or Issuing Bank pursuant to a law in effect on the date on which such Lender becomes a party to this Agreement (or designates a new lending office) or such Issuing Bank becomes an “Issuing Bank” under this Agreement, except, in the case of any Lender, to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower or any other Loan Party with respect to such withholding Tax pursuant to Section 2.18(a), (d) any Tax that is imposed as a result of such Recipient’s failure to comply with Section 2.18(f) and (e) any Taxes imposed under FATCA, including as a result of such Recipient’s failure to comply with Section 2.18(f).

“Existing Letters of Credit” means letters of credit listed on Schedule 2.06A that are outstanding on the Effective Date and issued by the Issuing Bank.

“Expedia” means Expedia, Inc., a Delaware corporation.

“Expedia Credit Agreement” means the Credit Agreement dated as of February 8, 2010, as amended from time to time, among Expedia, its subsidiaries party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Europe Limited, as London agent.

“Expedia Indentures” means (a) the Indenture dated as of August 21, 2006, as heretofore supplemented, among Expedia, its subsidiaries from time to time parties thereto and The Bank of New York Trust Company, N.A., as Trustee, relating to Expedia’s 7.456% Senior Notes due 2018, (b) the Indenture dated as of June 24, 2008, among Expedia, its subsidiaries from time to time party thereto and The Bank of New York Trust Company, N.A., as Trustee, relating to Expedia’s 8.5% Senior Notes due 2016 and (c) the Indenture dated as of August 5, 2010, among Expedia, its subsidiaries from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to Expedia’s 5.95% Senior Notes due 2020.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended and successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Form S-4” means the Form S-4 Registration Statement filed by Expedia and Parent with the SEC on July 27, 2011. Unless specified otherwise, reference to the Form S-4 shall be deemed to refer to such Form as it is amended or supplemented from time to time.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to any “synthetic lease” financing), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. For the avoidance of doubt, any expression by Parent or any Subsidiary of an intent to continue to provide financial support to any of its subsidiaries made in a management representation letter delivered in connection with an audit of the financial statements of such subsidiary, so long as such expression of intent does not create any binding obligation, contingent or otherwise, on Parent or such Subsidiary to provide such support, shall not be deemed to be a Guarantee.

“Guarantee Agreement” means (a) a Guarantee Agreement in substantially the form of Exhibit D among Parent, the Designated Subsidiaries and the Administrative Agent, together with all supplements thereto, or (b) in connection with the Guarantee of the Obligations by any Foreign Subsidiary, another guarantee agreement or similar agreements (subject in each case to such limits as shall be required under applicable local law) Guaranteeing the Obligations and in form and substance reasonably satisfactory to the Administrative Agent.

“Guarantee Requirement” means, at any time on or after the Effective Date, the requirement that:

(i) the Administrative Agent shall have received from Parent and each Designated Subsidiary that is not a Foreign Subsidiary (A) in the case of Parent and each Person that is a Designated Subsidiary on the Effective Date, a counterpart of the Guarantee Agreement referred to in clause (a) of the definition of the term “Guarantee Agreement”, duly executed and delivered on behalf of such Person (it being understood that, with respect to Parent, the Guarantee pursuant to the Guarantee Agreement will only become effective upon the consummation of the Spin-Off) or (B) in the case of any Person that becomes a

Designated Subsidiary after the Effective Date, a supplement to such Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with such documents and opinions as the Administrative Agent may reasonably request, including (if so requested) documents and opinions of the type referred to in Sections 4.01(b) and 4.02(c) with respect to such Designated Subsidiary within 30 days (or such longer period as the Administrative Agent may agree to in writing) of such Person becoming a Designated Subsidiary; and

(ii) the Administrative Agent shall have received from each Designated Subsidiary that is a Foreign Subsidiary a counterpart of a Guarantee Agreement referred to in clause (a) or (b) of the definition of the term “Guarantee Agreement”, or a supplement thereto in the form specified therein, duly executed and delivered on behalf of such Loan Party; provided that, in the case of any Person that becomes a Designated Subsidiary after the Effective Date, such counterpart may be delivered within 30 days (or such longer period as the Administrative Agent may agree to in writing) of such Person becoming a Designated Subsidiary.

Notwithstanding the foregoing, a Foreign Subsidiary (other than any Foreign Subsidiary that is a Designated Subsidiary pursuant to clause (c) of the definition of such term) shall not be required to Guarantee any Obligation if Parent shall have provided to the Administrative Agent a certificate of a Financial Officer of Parent to the effect that, based on advice of outside counsel, it would be a violation of applicable law for such Subsidiary to take such action.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HMRC” means H.M. Customs and Revenue.

“Increase Effective Date” has the meaning assigned to such term in Section 2.09(d)(i).

“Increasing Lender” has the meaning assigned to such term in Section 2.09(d)(i).

“Incremental LC Participations” has the meaning assigned to such term in Section 2.21(a)(iii)(C)(3).

“Incremental LC/Swingline Participations” has the meaning assigned to such term in Section 2.21(a)(iii)(C)(3).

“Incremental Swingline Participations” has the meaning assigned to such term in Section 2.21(a)(iii)(C)(3).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable), (j) all Securitization Transactions of such Person and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness of any Person shall not include (i) trade payables, (ii) endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business and (iii) customer deposits and advances, and interest payable thereon, in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person in connection with the purchase of goods or services.

“Indemnified Taxes” means Taxes other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Initial Loans” has the meaning assigned to such term in Section 2.09(d)(ii).

“Installment” has the meaning assigned to such term in Section 2.11(a).

“Interest Election Request” means a request by a Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender participating therein, nine or twelve months) thereafter, as the applicable Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Commitment Fee Period End Date” has the meaning assigned to such term in Section 2.13(c).

“IRS” means the US Internal Revenue Service.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A. and any other Lender that has entered into an Issuing Bank Agreement, each in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Agreement” means an agreement among Parent, the Administrative Agent and a financial institution pursuant to which such financial institution agrees to act as an Issuing Bank hereunder, in the form of Exhibit C or any other form approved by the Administrative Agent in its reasonable discretion.

“Judgment Currency” has the meaning assigned to such term in Section 9.15(b).

“LC Commitment” means, as to any Issuing Bank, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit issued by such Issuing Bank. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.06 or in such Issuing Bank’s Issuing Bank Agreement.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit. The amount of any LC Disbursement made by an Issuing Bank in an Alternative Currency and not reimbursed by the applicable Borrower shall be determined as set forth in Section 2.06(e) or 2.06(l), as applicable.

“LC Exchange Rate” means, on any day, with respect to US Dollars in relation to any Alternative Currency, the rate at which US Dollars may be exchanged into such Alternative Currency, as set forth at approximately 12:00 noon, New York City time, on such day on the applicable Reuters World Currency Page. In the event that such rate does not appear on the applicable Reuters World Currency Page, the LC Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Applicable Agent and Parent or, in the absence of such agreement, the LC Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Applicable Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., London time, on such date for the purchase of such Alternative Currency with US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Applicable Agent, after consultation with Parent, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“LC Exposure” means, at any time, the sum of (a) the aggregate of the US Dollar Equivalents (based on the applicable Exchange Rates) of the undrawn amounts of all outstanding Letters of Credit at such time plus (b) the aggregate of the US Dollar Equivalents (based on the applicable Exchange Rates) of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Combined Tranche Percentage of the total LC Exposure at such time.

“LC Participation Calculation Date” means, with respect to any LC Disbursement made by any Issuing Bank or any refund of a reimbursement payment made by any Issuing Bank to any Revolving Borrower, in each case in a currency other than US Dollars, (a) the date on which such Issuing Bank shall advise the Applicable Agent that it purchased with US Dollars the currency used to make such LC Disbursement or refund or (b) if such Issuing Bank shall not advise the Applicable Agent that it made such a purchase, the date on which such LC Disbursement or refund is made.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.09(d) or 9.02(c) or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, and, on and after the Effective Date, the Existing Letters of Credit, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05. For the avoidance of doubt and notwithstanding anything in Section 2.06 to the contrary, no Revolving Lender shall have any obligations hereunder in respect of any Existing Letter of Credit until and unless the Effective Date occurs.

“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of Parent ended on such date (or, if such date is not the last day of a fiscal quarter of Parent, ended most recently prior to such date).

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in any currency (other than Euros) for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates for such currency (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Applicable Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in such currency in the London interbank market) at approximately 11:00 a.m., London time, on the Quotation Date for such Interest Period, as the rate for deposits in such currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in such currency the US Dollar Equivalent of which is US$5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Date for such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party (other than any third party that is not exempt from the automatic stay provisions of the Bankruptcy Code, as provided in Section 555 thereof) with respect to such securities.

“Loan Documents” means (a) this Agreement, the Guarantee Agreements, the Borrowing Subsidiary Agreements, the Borrowing Subsidiary Terminations and any promissory notes delivered pursuant to Section 2.10(e) and (b) except for purposes of Section 9.02, any letter of credit applications referred to in Section 2.06(a) and the Issuing Bank Agreements.

“Loan Parties” means Parent and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars or any Letter of Credit, New York City time, and (b) with respect to a Loan or Borrowing made in any other currency, London time.

“London Agent” means J.P. Morgan Europe Limited, or any other Affiliate or branch of JPMorgan Chase Bank, N.A., that JPMorgan Chase Bank, N.A. shall have designated for the purpose of acting in such capacity hereunder.

“Majority in Interest” means, at any time, (a) when used in reference to Revolving Lenders, Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and the total unused Revolving Commitment at such time, (b) when used in reference to Revolving Lenders of any Class, Lenders having Revolving Credit Exposures and unused Revolving Commitments of such Class representing more than 50% of the sum of the total Revolving Credit Exposures and the total unused Revolving Commitment of such Class at such time and (c) when used in reference to the Term Lenders, Lenders holding outstanding Term Loans representing more than 50% of all Term Loans outstanding at such time.

“Mandatory Costs Rate” has the meaning assigned to such term in Exhibit E.

“Material Acquisition” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA”.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, assets or financial condition of Parent and the Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders under the Loan Documents, taken as a whole.

“Material Disposition” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA”.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of Parent and the Subsidiaries in an aggregate principal amount exceeding US$50,000,000. For purposes of determining Material Indebtedness, the “amount” of the obligations of Parent or any Subsidiary in respect of (a) any Swap Agreement at any time shall be the maximum aggregate principal amount (giving effect to any netting agreements) that Parent or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time and (b) any Securitization Transaction shall be determined as set forth in the definition of such term.

“Material Subsidiary” means, at any time, each Subsidiary other than Subsidiaries that (a) together with their own subsidiaries, do not represent more than 2% for any such Subsidiary, or more than 10% in the aggregate for all such Subsidiaries, of either (i) Consolidated Total Assets or (ii) Consolidated Revenues of Parent and the

Subsidiaries as of the end of or for the period of four consecutive fiscal quarters of Parent most recently ended prior to such time and (b) do not own Equity Interests or Indebtedness (other than de minimis Indebtedness) of any Material Subsidiary; provided that each Borrowing Subsidiary shall in any event be a Material Subsidiary. For purposes of this definition, the Consolidated Total Assets and Consolidated Revenues of Parent as of any date prior to, or for any period that commenced prior to, the date on which the Spin-Off is consummated shall be determined on a pro forma basis after giving effect to the Spin-Off and the other Transactions to occur on the Effective Date.

“Maturity Date” means the Revolving Maturity Date or the Term Loan Maturity Date, as the context requires.

“Maximum Incremental Participations Amount” has the meaning assigned to such term in Section 2.21(a)(iii)(C)(3).

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, that is maintained, sponsored or contributed to by Parent or any ERISA Affiliate.

“Non-Defaulting Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Non-Increasing Lender” has the meaning assigned to such term in Section 2.09(d)(i).

“Obligations” has the meaning assigned to such term in the Guarantee Agreement.

“OECD” means the Organization for Economic Cooperation and Development.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any and all present or future stamp, court, documentary, recording, filing or similar Taxes or any other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent” means TripAdvisor, Inc., a Delaware corporation.

“Partial Transfer” has the meaning assigned to such term in Section 6.08(k).

“Partial Transfer Asset Amount” means, for any Partial Transfer Subsidiary, the product of (a) the applicable Partial Transfer Percentage and (b) the aggregate book value of all the assets of such Partial Transfer Subsidiary, determined as of the end of the fiscal quarter of Parent ending on or most recently prior to the date of the Partial Transfer.

“Partial Transfer EBITDA Amount” means, for any Partial Transfer Subsidiary, the product of (a) the applicable Partial Transfer Percentage and (b) the portion of the Consolidated EBITDA for the period of four consecutive fiscal quarters of Parent ended on or most recently prior to the date of the Partial Transfer that is attributable to such Partial Transfer Subsidiary.

“Partial Transfer Parent Subsidiary” has the meaning assigned to such term in Section 6.08(k).

“Partial Transfer Percentage” means, with respect to any Partial Transfer Subsidiary, the percentage of the aggregate equity value of the applicable Partial Transfer Parent Subsidiary held by Persons other than Parent or any Subsidiary as a result of any Partial Transfer made in reliance on Section 6.08(k), in each case determined immediately after giving effect to such Partial Transfer.

“Partial Transfer Spin-Off Subsidiary” has the meaning assigned to such term in Section 6.08(k).

“Partial Transfer Subsidiaries” has the meaning assigned to such term in Section 6.08(k).

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(iii).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Charitable Contributions” means charitable contributions (as defined in Section 170(c) of the Code, whether in the form of cash, securities or other property and without regard to whether such charitable contributions are deductible for income tax purposes) made by Parent or any Subsidiary, whether directly (including to a donor advised fund) or through one or more Affiliates, and any binding commitment with respect thereto; provided that the aggregate amount of such contributions made by Parent and the Subsidiaries during any fiscal year of Parent may not exceed the sum of (a) US$5,000,000 and (b) (i) for the fiscal year ended December 31, 2011, 1.7% of the consolidated operating income before amortization of Parent and the Subsidiaries for such fiscal year and (ii) for any fiscal year ended thereafter, 2.0% of the consolidated operating income before amortization of Parent and the Subsidiaries for such fiscal year.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, vendors’ and lessors’ Liens (and deposits to obtain the release of such Liens), setoff rights and other like Liens imposed by law (or contract, to the extent that such contractual Liens are similar in nature and scope to such Liens imposed by law), arising in the ordinary course of business and securing obligations that (i) are not overdue by more than 30 days or (ii) are being contested in good faith by appropriate proceedings; provided that (A) Parent or a Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (B) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (C) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, disability, unemployment insurance and other similar plans or programs and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (including deposits in respect of tax assessments (or in respect of any performance bonds posted in connection therewith) that are required to be made by the assessing municipalities prior to the commencement of litigation challenging such assessments), in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k); and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Parent or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means Barry Diller, Liberty Media Corporation, their respective Affiliates and any group of which any of the foregoing is, in terms of both economic and voting interest, one of the principal members.

“Permitted Investments” means:

(a) direct obligations of the United States of America (including US Treasury bills, notes and bonds) that are backed by the full faith and credit of the United States of America;

(b) direct obligations of any agency of the United States of America that are backed by the full faith and credit of the United States of America;

(c) direct obligations of, and obligations fully guaranteed by, any State of the United States of America that, on the date of acquisition, are rated investment grade by Moody’s or by S&P, including any such obligations that are in the form of general obligation and revenue notes and bonds, insured bonds (including all insured bonds having, on the date of acquisition, a credit rating of Aaa by Moody’s and AAA by S&P) and refunded bonds (reissued bonds collateralized by US Treasury securities);

(d) Indebtedness of any county or other local governmental body within the United States of America having, on the date of acquisition, a credit rating of Aaa by Moody’s and AAA by S&P, or Auction Rate Securities, Tax-Exempt Commercial Paper or Variable Rate Demand Notes issued by such bodies that is, on the date of acquisition, rated at least A3/P-1/VMIG-1 by Moody’s and A-/A-1/SP-1 by S&P;

(e) non-US Dollar denominated indebtedness of other sovereign countries having, on the date of acquisition, a credit rating of Aaa by Moody’s and AAA by S&P;

(f) non-US Dollar denominated indebtedness of government agencies having, on the date of acquisition, a credit rating of Aaa by Moody’s and AAA by S&P;

(g) mortgage-backed securities of the United States of America and/or any agency thereof that are backed by the full faith and credit of the United States of America; provided that such mortgage-backed securities that are purchased on a TBA (“To-Be-Announced”) basis must have a settlement date of less than three months from date of purchase;

(h) collateralized mortgage obligations of the United States of America and/or any agency thereof that are backed by the full faith and credit of the United States of America;

(i) commercial paper issued by any corporation or bank having a maturity of nine months or less and having, on the date of acquisition, a credit rating of at least P1 or the equivalent thereof from Moody’s and A1 or the equivalent thereof from S&P;

(j) money market investments, bankers acceptances, certificates of deposit, notes or time deposits issued by any domestic bank that has a combined capital and surplus and undivided profits of not less than US$500,000,000;

(k) money market investments, deposits, bankers acceptances, certificates of deposit and other like instruments, in each case directly guaranteed by any commercial bank organized under the laws of a member nation of the European Union or the OECD which has a combined capital and surplus and undivided profits of not less than US$500,000,000, denominated in US Dollars, Sterling, Euro, Canadian Dollars, Australian Dollars, Norwegian Kroner or Swiss Francs;

(l) direct obligations of corporations, banks or financial entities and agencies, including medium term notes (MTN) and bonds, structured notes and Eurodollar/Yankee notes and bonds, in each case having, on the date of acquisition, a credit rating of at least Baa1 from Moody’s or BBB+ from S&P;

(m) repurchase and reverse repurchase agreements for securities described in clauses (a) through (c) above with a financial institution described in clause (j) above;

(n) asset-backed securities that are, on the date of acquisition, rated BBB+ by S&P or Baa1 by Moody’s;

(o) money market funds and mutual funds consisting primarily of investments described in clauses (a) through (n) above, in each case having a credit rating of at least Aaa from Moody’s or AAA from S&P, and in each case having at least US$500,000,000 of assets under management; and

(p) other investments determined by Parent or any Subsidiary to entail credit risks not materially greater than those associated with the foregoing investments and approved in writing by the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained, sponsored or contributed to by Parent or any ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quotation Date” means (a) with respect to any Eurocurrency Borrowing denominated in any currency other than Sterling for any Interest Period, two Business Days prior to the commencement of such Interest Period and (b) with respect to any Eurocurrency Borrowing denominated in Sterling for any Interest Period, the first Business Day of such Interest Period.

“Reallocated Letter of Credit” has the meaning assigned to such term in Section 2.21(a)(iii).

“Reallocated Swingline Loan” has the meaning assigned to such term in Section 2.21(a)(iii).

“Recipient” means any Agent, any Lender and any Issuing Bank.

“Reference Period” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA”.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, partners, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Parent or any Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancellation or termination of any such Equity Interests in Parent or any Subsidiary.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrower” means, at any time, (a) the Term Borrower, (b) TripAdvisor LLC, (c) each other Borrowing Subsidiary and (d) following the consummation of the Spin-Off, Parent.

“Revolving Commitment” means a European Tranche Revolving Commitment or a US Tranche Revolving Commitment or any combination thereof, as the context requires.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum at such time of such Lender’s US Tranche Revolving Exposure and European Tranche Revolving Exposure.

“Revolving Lender” means a European Tranche Revolving Lender or a US Tranche Revolving Lender or any combination thereof, as the context requires.

“Revolving Loan” means a European Tranche Revolving Loan or a US Tranche Revolving Loan or any combination thereof, as the context requires.

“Revolving Maturity Date” means the date that is five years after the earlier of (a) the Effective Date and (b) the date that is two months after the Closing Date.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” has the meaning assigned to such term in Section 6.03.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Securitization Transaction” means any transfer by Parent or any Subsidiary of accounts receivable or interests therein (a) to a trust, partnership, corporation or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests, or (b) directly, or indirectly through a special purpose vehicle, to one or more investors or other purchasers. The amount of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness, fractional undivided interests or other securities referred to in the preceding sentence or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable or interests therein transferred pursuant to such Securitization Transaction net of any such accounts receivable or interests therein that have been written off as uncollectible and/or any discount (but not in excess of the discount that would be usual and customary for securitization transactions of this type in light of the then prevailing market conditions) in the purchase price therefor. For purposes of Section 6.02 only, a Securitization Transaction shall be deemed to be secured by a Lien on the accounts receivable or interests therein that are subject thereto, and such accounts receivable and interests shall be deemed to be assets of Parent and the Subsidiaries.

“Specified Foreign Subsidiary” means (a) a Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) and (b) any subsidiary of any entity described in clause (a) of this definition.

“Spin-Off” means (a) the transfer, following the consummation of the Spin-Off Related Transfers, of all the issued and outstanding Equity Interests in the Term Borrower to Parent and (b) the amendment of Expedia’s amended and restated certificate of incorporation in connection with a reclassification of its common stock into (i) shares of common stock of Expedia and (ii) shares of mandatory exchangeable preferred stock of Expedia that will automatically be exchanged into shares of common stock of Parent immediately following such reclassification, with the result that all outstanding shares of the common stock of Parent will be owned by the holders of the common stock of Expedia immediately prior to such reclassification.

“Spin-Off Agreements” means the separation agreement, the tax sharing agreement, the employee matters agreement and the transition services agreement, in each case referred to in the Form S-4.

“Spin-Off Related Transfers” means the transfer to the Term Borrower, to the extent not theretofore held by it or by one of its subsidiaries, of the TripAdvisor Business and related liabilities (whether directly or through the transfer of equity interests in subsidiaries of Expedia), all substantially as described in the Form S-4 as filed with the SEC on July 27 2011.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve (including any marginal, special, emergency or supplemental reserves) established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to Regulation D of the Board of Governors. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Subsequent Borrowings” has the meaning assigned to such term in Section 2.09(d)(ii).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Parent (determined after giving effect to Section 1.06). Notwithstanding anything to the contrary set forth herein, The TripAdvisor-Expedia Foundation shall not, for so long as it constitutes a charitable organization, be deemed to be a Subsidiary for purposes of this Agreement and the other Loan Documents.

“Subsidiary Loan Party” means each Subsidiary that is a party to a Guarantee Agreement.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Combined Tranche Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndication Agents” means Bank of America, N.A. and Royal Bank of Canada, in their capacities as syndication agents for the credit facilities provided for herein.

“Synthetic Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, under a synthetic, off-balance sheet or tax retention lease, including any financing lease or other agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which are characterized as the indebtedness of such Person for US tax purposes (without regard to accounting treatment), and the amount of such obligations shall be the capitalized amount thereof that would appear on a balance sheet of such Person under GAAP if such lease were accounted for as a capital lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, withholdings or other like charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrower” means TripAdvisor Holdings, LLC, a Massachusetts limited liability company.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Term Commitment, if any, is set forth on Schedule 2.01 or in the applicable Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitments, as applicable. The initial aggregate amount of the Term Commitments is US$400,000,000.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to Section 2.01(a). Each Term Loan shall be an ABR Loan or a Eurocurrency Loan.

“Term Loan Maturity Date” means the date that is five years after the earlier of (a) the Effective Date and (b) the date that is two months after the Closing Date.

“Ticking Fee Period End Date” has the meaning assigned to such term in Section 2.13(d).

“Total Voting Power” has the meaning assigned to such term in the definition of the term “Change in Control”.

“TripAdvisor Business” means the domestic and international assets and operations associated with the TripAdvisor Media Group of Expedia.

“TripAdvisor LLC” means TripAdvisor LLC, a Delaware limited liability company.

“Tranche” means a Class of Revolving Commitments and extensions of credit thereunder. For purposes hereof, each of the following comprises a separate Tranche: (a) the US Tranche Revolving Commitments, the US Tranche Revolving Loans and Letters of Credit and Swingline Loans (and participations therein) attributable to the US Tranche Revolving Commitments and (b) the European Tranche Revolving Commitments, the European Tranche Revolving Loans and Letters of Credit and Swingline Loans (and participations therein) attributable to the European Tranche Revolving Commitments. The categories of Revolving Commitments and extensions of credit described under clauses (a) and (b) above are referred to, respectively, as the “US Tranche” and the “European Tranche”.

“Tranche Percentage” means, at any time, with respect to any Lender holding any Revolving Commitment or Revolving Loan under the US Tranche or the European Tranche, such Lender’s US Tranche Percentage or European Tranche Percentage, as applicable, at such time.

“Transactions” means (a) the execution, delivery and performance by the Loan Parties of the Loan Documents, (b) the satisfaction of the Guarantee Requirement, (c) the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (d) the Spin-Off Related Transfer, (e) the Spin-Off and (f) the Effective Date Distribution.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Adjusted EURIBO Rate or the Alternate Base Rate.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any currency other than US Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent using the Exchange Rate or the LC Exchange Rate, as applicable, with respect to such currency in effect for such amount on such date. The US Dollar Equivalent at any time of the amount of any Letter of Credit, LC Disbursement or Loan denominated in any currency other than US Dollars shall be the amount most recently determined as provided in Section 1.05(b).

“UK Borrower” means any Borrower or Loan Party resident in the United Kingdom for United Kingdom tax purposes.

“US Dollars” or “US$” refers to lawful money of the United States of America.

“US Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“US Tranche” has the meaning assigned to such term in the definition of the term “Tranche”.

“US Tranche Percentage” means, at any time, with respect to any US Tranche Revolving Lender, the percentage of the total US Tranche Revolving Commitments represented by such Lender’s US Tranche Revolving Commitment at such time. If the US Tranche Revolving Commitments have terminated or expired, the US Tranche Percentages shall be determined based upon the US Tranche Revolving Commitments most recently in effect, giving effect to any assignments.

“US Tranche Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make US Tranche Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s US Tranche Revolving Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s US Tranche Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption, or the documentation referred to in Section 2.09(d)(i), pursuant to which such Lender shall have assumed or provided its US Tranche Revolving Commitment, as applicable. The aggregate amount of the Lenders’ US Tranche Revolving Commitments as of the Effective Date is zero.

“US Tranche Revolving Exposure” means, at any time, the sum of (a) the aggregate principal amount of the US Tranche Revolving Loans outstanding at such time, (b) the US Tranche Share of the LC Exposure at such time and (c) the US Tranche Share of the Swingline Exposure at such time. The US Tranche Revolving Exposure of any Lender at any time shall be such Lender’s US Tranche Percentage of the total US Tranche Revolving Exposure at such time.

“US Tranche Revolving Lender” means a Lender with a US Tranche Revolving Commitment or US Tranche Revolving Exposure.

“US Tranche Revolving Loan” means a Loan made pursuant to Section 2.01(b). Each US Tranche Revolving Loan shall be an ABR Loan or a Eurocurrency Loan.

“US Tranche Share” means, at any time, a percentage determined by dividing the aggregate amount of the US Tranche Revolving Commitments at such time by the aggregate amount of the Revolving Commitments at such time.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Wholly Owned Subsidiary” means any Subsidiary all the Equity Interests in which (other than directors’ qualifying shares and/or other nominal amounts of Equity Interests that are required under applicable law to be held by Persons other than Parent or the Wholly Owned Subsidiaries) are owned, directly or indirectly, by Parent.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Loan” or “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency US Tranche Revolving Loan” or “Eurocurrency US Tranche Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein (including to this Agreement or any other Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if Parent notifies the Administrative Agent that Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) for purposes of determining compliance with any covenant set forth in Article VI or determining the Applicable Rate, no effect shall be given to any election under Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Parent or any Subsidiary at “fair value”, as defined therein.

(b) All pro forma computations required to be made hereunder giving effect to any acquisition, investment, sale, disposition, merger or similar event shall reflect on a pro forma basis such event and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act, and may also reflect (i) any projected synergies or similar benefits (net of continuing associated expenses) expected to be realized as a result of such event to the extent such synergies or similar benefits would be permitted to be reflected in financial statements prepared in compliance with Article 11 of Regulation S-X under the Securities Act and (ii) any other demonstrable cost-savings and other adjustments (net of continuing associated expenses) not included in the foregoing clause (i) that are reasonably anticipated by Parent to be achieved in connection with any such event within the 12-month period following the consummation of such event, which Parent determines are reasonable and which are so set forth in a certificate of a Financial Officer of Parent; provided that (x) all adjustments pursuant to this paragraph will be without duplication of any amounts that are otherwise included or added back in computing Consolidated EBITDA in accordance with the definition of such term, (y) the aggregate additions to Consolidated EBITDA, for any period being tested, pursuant to clause (ii) above shall not exceed 10% of the amount which could have been included in Consolidated EBITDA in the absence of the adjustment pursuant to clause (ii) above and (z) if any cost savings or other adjustments included in any pro forma calculations based on the anticipation that such cost savings or other adjustments will be achieved within such 12-month period shall at any time cease to be reasonably anticipated by Parent to be so achieved, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings or other adjustments.

SECTION 1.05. Currency Translation. (a) For purposes of any determination under Section 6.01, 6.02, 6.03, 7.01(f), 7.01(g) or 7.01(k), all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at currency exchange rates in effect on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in US Dollars in Section 6.01, 6.02 or 6.03 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness, Liens or Sale/Leaseback Transactions were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Sections 6.05 and 6.08, the amount of each payment, disposition or other applicable transaction denominated in a currency other than US Dollars shall be translated into US Dollars at the applicable currency exchange rate in effect on the date of the consummation thereof. Such currency exchange rates shall be determined in good faith by Parent. For purposes of Sections 6.10 and 6.11, and the related definitions, amounts in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates then most recently used in preparing Parent’s consolidated financial statements.

(b) (i) The Administrative Agent shall determine the US Dollar Equivalent of any Letter of Credit denominated in an Alternative Currency as of the date of the issuance thereof and on the first Business Day of each calendar month on which such Letter of Credit is outstanding, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall be the US Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this Section. The Administrative Agent shall in addition determine the US Dollar Equivalent of any Letter of Credit denominated in an Alternative Currency as provided in Sections 2.06(e) and 2.06(l).

(ii) The Applicable Agent shall determine the US Dollar Equivalent of any Borrowing denominated in an Alternative Currency on or about the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall, except as provided in the next sentence, be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section. The Administrative Agent shall in addition determine the US Dollar Equivalent of any Borrowing denominated in an Alternative Currency as of the CAM Exchange Date, and such amount shall be the US Dollar Equivalent of such Borrowing for all purposes of Section 7.02.

(iii) The Applicable Agent may also determine the US Dollar Equivalent of any Borrowing or Letters of Credit denominated in an Alternative Currency as of such other dates as such Applicable Agent shall determine, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall be the US Dollar Equivalent of such Borrowing or Letter of Credit until the next calculation thereof pursuant to this Section.

(iv) The Administrative Agent shall notify Parent, the applicable Lenders and the applicable Issuing Bank of each determination of the US Dollar Equivalent of each Letter of Credit, Borrowing and LC Disbursement.

SECTION 1.06. Effectuation of Transactions. All references herein to Parent and the Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Parent, the Borrowing Subsidiaries and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Spin-Off and the other Transactions to occur on the Effective Date, unless the context otherwise requires.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Term Lender agrees to make on the Effective Date to the Term Borrower a Term Loan denominated in US Dollars in a principal amount not exceeding such Lender’s Term Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

(b) Subject to the terms and conditions set forth herein, each US Tranche Revolving Lender agrees to make from time to time during the Revolving Availability Period to the Revolving Borrowers US Tranche Revolving Loans denominated in US Dollars in an aggregate principal amount that will not result in (i) such Lender’s US Tranche Revolving Exposure exceeding such Lender’s US Tranche Revolving Commitment or (ii) the sum of the total US Tranche Revolving Exposures exceeding the total US Tranche Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Revolving Borrowers may borrow, prepay and reborrow US Tranche Revolving Loans.

(c) Subject to the terms and conditions set forth herein, each European Tranche Revolving Lender agrees to make from time to time during the Revolving Availability Period to the Revolving Borrowers European Tranche Revolving Loans denominated in US Dollars, Euro or Sterling in an aggregate principal amount that will not result in (i) such Lender’s European Tranche Revolving Exposure exceeding such Lender’s European Tranche Revolving Commitment or (ii) the sum of the total European Tranche Revolving Exposures exceeding the total European Tranche Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Revolving Borrowers may borrow, prepay and reborrow European Tranche Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.15, each Borrowing shall be comprised (i) in the case of Borrowings (other than a Swingline Loan) denominated in US Dollars, entirely of ABR Loans or Eurocurrency Loans, as the applicable Borrower may request in accordance herewith, and (ii) in the case of Borrowings denominated in any other currency, entirely of Eurocurrency Loans. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of US$1,000,000 and not less than US$1,000,000; provided that an ABR Revolving Borrowing or, subject to Section 2.05, a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of the applicable Class or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Eurocurrency Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or a Term Borrowing, the applicable Borrower shall notify the Applicable Agent of such request (a) in the case of a Eurocurrency Borrowing denominated in US Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Borrowing denominated in Euro or Sterling, not later than 11:00 a.m., London time, four Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be made by hand delivery or facsimile to the Applicable Agent of a written Borrowing Request in a form approved by the Applicable Agent and signed by the applicable Borrower (or, in the case of any Borrowing denominated in US Dollars, by telephone notification, confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower). Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) whether the requested Borrowing is to be a Term Borrowing or a Revolving Borrowing and in the case of the requested Revolving Borrowing, whether it is to be a European Tranche Revolving Borrowing or a US Tranche Revolving Borrowing;

(b) the aggregate amount and currency of the requested Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) if denominated in US Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(e) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(f) the location and number of the account of the applicable Borrower to which funds are to be disbursed, which shall comply with Section 2.07, or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), the identity and the account of the Issuing Bank that had made such LC Disbursement.

If no currency is specified with respect to any requested European Tranche Revolving Borrowing, then the applicable Borrower shall be deemed to have selected US Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) if denominated in US Dollars, an ABR Borrowing and (ii) if denominated in any other currency, a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Borrowing Subsidiaries. On or after the Effective Date and the consummation of the Spin-Off, Parent may designate, subject to the provisions of this paragraph, any Wholly Owned Subsidiary (other than any Excluded Subsidiary) as a Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and Parent; provided that, notwithstanding the foregoing, prior to March 15, 2012, Parent may not so designate a Wholly Owned Subsidiary that is resident in the United Kingdom for United Kingdom tax purposes. Promptly following receipt of any Borrowing Subsidiary Agreement, the Administrative Agent shall inform each Revolving Lender of the receipt thereof. Unless any Revolving Lender shall inform the Administrative Agent within 10 Business Days (or, in the case of any such Subsidiary that is a Foreign Subsidiary, 15 Business Days) of the receipt of such notice that it is unlawful for such Revolving Lender to extend credit to such Subsidiary, such Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement (it being acknowledged that, in the event that Parent so designates TripAdvisor Limited, Holiday Lettings (Holdings) Limited or Holiday Letting Limited (each a Wholly Owned Subsidiary that is a organized in the United Kingdom), no Lender is aware of any circumstance that would make it unlawful for such Lender to extend credit to any such Subsidiary). Upon the execution by Parent and delivery to the Administrative Agent of a Borrowing Subsidiary Termination with respect to any Borrowing Subsidiary, such Subsidiary shall cease to be a Borrowing Subsidiary hereunder and a party to this Agreement; provided that no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary (other than to terminate such Borrowing Subsidiary’s right to make further Borrowings under this Agreement) at a time when any principal of or interest on any Loan to such Borrowing Subsidiary or any Letter of Credit issued for the account of such Borrowing Subsidiary shall be outstanding hereunder. Promptly following receipt of any Borrowing Subsidiary Termination, the Administrative Agent shall inform each Lender of the receipt thereof.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans denominated in US Dollars to the Revolving Borrowers from time to time during the Revolving Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the outstanding Swingline Loans exceeding

US$40,000,000, (ii) the aggregate US Tranche Revolving Exposures exceeding the aggregate US Tranche Revolving Commitments or (iii) the aggregate European Tranche Revolving Exposures exceeding the aggregate European Tranche Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Revolving Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the applicable Revolving Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile) not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from a Revolving Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Revolving Borrower by means of a credit to the general deposit account of such Revolving Borrower with the Swingline Lender (or, in the case of a Swingline Loan requested to be made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the account of the applicable Issuing Bank identified in such notice) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate principal amount of the Swingline Loans in which the Revolving Lenders will be required to participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Combined Tranche Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Combined Tranche Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of Parent and each Borrowing Subsidiary deemed made pursuant to Section 4.03, unless, at least two Business Days prior to the time such Swingline Loan was made, the Majority in Interest of the Revolving Lenders shall have notified the Swingline Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.03 would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event the Swingline Lender shall have received any such notice, it shall have no obligation to make any Swingline Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist). Each Revolving Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the applicable Revolving Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from a Revolving Borrower (or other Person on behalf of a Revolving Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to a Revolving Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve a Revolving Borrower of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each Revolving Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Revolving Borrower to, or entered into by a Revolving Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. On and after the Effective Date, the Existing Letters of Credit will, for all purposes of this Agreement (including paragraphs (d) and (e) of this Section), be deemed to have been issued hereunder on the Effective Date and will, for all purposes of this Agreement, constitute Letters of Credit.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit, other than an automatic renewal permitted pursuant to paragraph (c) of this Section), the applicable Revolving Borrower shall deliver by hand or facsimile transmission (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient of such notice) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which shall be US Dollars or an Alternative Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Revolving Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the applicable Revolving Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed US$40,000,000, (ii) the aggregate US Tranche Revolving Exposures shall not exceed the aggregate US Tranche Revolving Commitments, (iii) the aggregate European Tranche Revolving Exposures shall not exceed the aggregate European Tranche Revolving Commitments and (iv) the portion of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank shall not exceed the LC Commitment of such Issuing Bank.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date 18 months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, 13 months after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the applicable Revolving Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 13 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring pursuant to the terms of such Letter of Credit.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the Issuing Bank that is the issuer thereof hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Combined Tranche Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Combined Tranche Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Revolving Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment in respect of an LC Disbursement required to be refunded to a Revolving Borrower for any reason. Such payment by the Revolving Lenders shall be made (i) if the currency of the applicable LC Disbursement or reimbursement payment shall be US Dollars, then in the currency of such LC Disbursement and (ii) subject to paragraph (l) of this Section, if the currency of the applicable LC Disbursement or reimbursement payment shall be an Alternative Currency, in US Dollars in an amount equal to the US Dollar Equivalent of such LC Disbursement or reimbursement payment, calculated by the Administrative Agent using the LC Exchange Rate on the applicable LC Participation Calculation Date. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Revolving Commitments or any fluctuation in currency values, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of Parent and the Borrowing Subsidiaries deemed made pursuant to Section 4.03, unless, at least two Business Days prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic renewal permitted pursuant to paragraph (c) of this Section, at least two Business Days prior to the time by which the election not to renew must be made by the applicable Issuing Bank), the Majority in Interest of the Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.03 would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, it shall have no obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Revolving Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in the currency of such LC Disbursement equal to such LC Disbursement not later than (i) if such Revolving Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., Local Time, on any Business Day, then 4:00 p.m., Local Time, on such Business Day or (ii) otherwise, 12:00 noon, Local Time, on the Business Day immediately following the day that such Revolving Borrower receives such notice; provided that, if such LC Disbursement is denominated in US Dollars and is not less than US$1,000,000, the applicable Revolving Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, such Revolving Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the applicable Revolving Borrower fails to make any such reimbursement payment when due, (A) if such payment relates to a Letter of Credit denominated in an Alternative Currency, automatically and with no further action required, the obligation of such Revolving Borrower to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the US Dollar Equivalent, calculated using the LC Exchange Rate on the applicable LC Participation Calculation Date, of such LC Disbursement and (B) in the case of each LC Disbursement, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the amount of the payment then due from such Revolving Borrower in respect thereof and such Revolving Lender’s Combined Tranche Percentage thereof, and each Revolving Lender shall pay in US Dollars to the Administrative Agent on the date such notice is received its Combined Tranche Percentage of the payment then due from such Revolving Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from a Revolving Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Revolving Borrower of its obligation to reimburse such LC Disbursement. If the applicable Revolving Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the applicable Issuing Bank or any Revolving Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in US Dollars, such Revolving Borrower shall pay the amount of any such tax requested by the Administrative Agent, such Issuing Bank or such Revolving Lender.

(f) Obligations Absolute. The obligation of each Revolving Borrower to reimburse LC Disbursements as provided in paragraph (e) of this Section is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Revolving Borrower’s obligations hereunder. None of the Agents, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to a Revolving Borrower to the extent of any direct damages (as opposed to special, indirect consequential or punitive damages, claims in respect of which are hereby waived by each Revolving Borrower to the extent permitted by applicable law) suffered by such Revolving Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined in a nonappealable judgment by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the applicable Revolving Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Revolving Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Revolving Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof (determined in accordance with the definition thereof) shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, (i) in the case of any LC Disbursement denominated in US Dollars, and at all times following the conversion to US Dollars of any LC Disbursement made in an Alternative Currency pursuant to paragraph (e) or (l) of this Section, at the rate per annum then applicable to ABR Revolving Loans and (ii) if such LC Disbursement is made in an Alternative Currency, at all times prior to its conversion to US Dollars pursuant to paragraph (e) or (l) of this Section, at a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such Issuing Bank of funding such LC Disbursement plus the Applicable Rate applicable to Eurocurrency Revolving Loans at such time; provided that, if the applicable Revolving Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be paid to the Administrative Agent for the account of such Revolving Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable Revolving Borrower reimburses the applicable LC Disbursement in full.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among Parent, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank and execution and delivery by Parent, the Administrative Agent and the successor Issuing Bank of an Issuing Bank Agreement. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Revolving Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement (including the right to receive fees under Section 2.13(b)), but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Parent receives notice from the Administrative Agent or a Majority in Interest of the Revolving Lenders demanding the deposit of cash collateral pursuant to this paragraph, each Revolving Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and the Issuing Banks, an amount in US Dollars equal to the LC Exposure attributable to Letters of Credit issued for the account of such Revolving Borrower as of such date plus any accrued and unpaid interest thereon; provided that (i) amounts payable in respect of any Letter of Credit or LC Disbursement shall be payable in the currency of such Letter of Credit or LC Disbursement, except that LC Disbursements in an Alternative Currency in respect of which the applicable Revolving Borrower’s reimbursement obligations have been converted to obligations in US Dollars as provided in paragraph (e) or (l) of this Section and interest accrued thereon shall be payable in US Dollars, and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Revolving Borrower or any Material Subsidiary described in Section 7.01(h) or 7.01(i). The Revolving Borrowers shall also deposit cash collateral in US Dollars in accordance with this paragraph as and to the extent required by Section 2.21. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the applicable Revolving Borrower under this

Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be in Permitted Investments and shall be made at the option and sole discretion of the Administrative Agent and at the applicable Revolving Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Revolving Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of (A) a Majority in Interest of the Revolving Lenders and (B) in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the total LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrowers under this Agreement. If a Revolving Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Revolving Borrower within three Business Days after all Events of Default have been cured or waived. If the Revolving Borrowers provide an amount of cash collateral hereunder pursuant to Section 2.21, such amount (to the extent not applied as aforesaid) shall be returned to the Revolving Borrowers, upon request of the Revolving Borrowers, to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or the remaining cash collateral and no Event of Default shall have occurred and be continuing.

(k) Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currency and aggregate face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iii) on any Business Day on which a Revolving Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 7.01, all amounts (i) that the Revolving Borrowers are at the time or become thereafter required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Letter of Credit denominated in an Alternative Currency, (ii) that the Revolving Lenders are at the time or become thereafter required to pay to the Administrative Agent (and the Administrative Agent is at the time or becomes thereafter required to distribute to the applicable Issuing Bank) pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Letter of Credit denominated in an Alternative Currency and (iii) of each Revolving Lender’s participation in any Letter of Credit denominated in an Alternative Currency under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the US Dollar Equivalent, calculated using the LC Exchange Rate on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, any Issuing Bank or any Revolving Lender in respect of the obligations described in this paragraph shall accrue and be payable in US Dollars at the rates otherwise applicable hereunder.

(m) Communications with Beneficiaries. Each Issuing Bank shall use its commercially reasonable efforts to provide advance notice to Parent of any formal communication by such Issuing Bank with any beneficiary under any Letter of Credit issued by such Issuing Bank with respect thereto, other than any such communication in the ordinary course of business or otherwise in accordance with the standard operating procedures of such Issuing Bank.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 12:00 noon, Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Applicable Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with the Applicable Agent or its Affiliates and designated by such Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, (A) if denominated in US Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation and (B) if denominated in an Alternative Currency, a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of such Borrower, (A) if denominated in US Dollars, the interest rate applicable to ABR Loans of the applicable Class and (B) if denominated in an Alternative Currency, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the applicable Borrower may elect to convert any such Borrowing denominated in US Dollars to a different Type or to continue any such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Applicable Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type, and in the currency, resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be made by hand delivery or facsimile to the Applicable Agent of a written Interest Election Request in a form approved by the Applicable Agent and signed by such Borrower (or, in the case of any Borrowing denominated in US Dollars, by telephone notification, confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower). Notwithstanding any other provision of this Section, no Borrower shall be permitted to change the currency of any Borrowing or to convert any Borrowing to a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then such Borrowing (i) if such Borrowing is denominated in US Dollars, shall be converted to an ABR Borrowing at the end of such Interest Period and (ii) if such Borrowing is denominated in an Alternative Currency, shall be continued as a Eurocurrency Borrowing denominated in such currency with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of Lenders of any Class, has notified the applicable Borrower of the election to give effect to this sentence on account of such Event of Default, then, in each such case, so long as an Event of Default is continuing (A) in the case of Borrowings denominated in US Dollars, no outstanding Borrowing of such Class may be converted to or continued as a Eurocurrency Borrowing and unless repaid, each Eurocurrency Borrowing of such Class shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, and (B) in the case of Borrowings denominated in Alternative Currencies, unless repaid, each Eurocurrency Borrowing denominated in such currency shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.

SECTION 2.09. Termination and Reduction of Commitments; Increase of Revolving Commitments. (a) Unless previously terminated, (i) the Term Commitments shall automatically terminate at 5:00 pm, New York City time, on the Effective Date and (ii) the Revolving Commitments shall automatically terminate on the Revolving Maturity Date; provided that all the Commitments shall terminate at 10:00 a.m., New York City time, on January 31, 2012, if the Effective Date shall not have occurred prior to such time.

(b) Parent may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Revolving Commitments of any Class shall be in an amount that is an integral multiple of the Borrowing Multiple for US Dollar denominated Loans and not less than the Borrowing Minimum for US Dollar denominated Loans and (ii) Parent shall not terminate or reduce the Revolving Commitments of any Class if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.12, the US Tranche Revolving Exposure would exceed the total US Tranche Revolving Commitments or the European Tranche Revolving Exposure would exceed the total European Tranche Revolving Commitments.

(c) Parent shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Parent pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments of any Class delivered by Parent may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by Parent (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Revolving Commitments of any Class shall be made ratably among the Revolving Lenders of such Class in accordance with their respective Commitments of such Class.

(d) Parent may from time to time request increases in the aggregate amount of Revolving Commitments under either Tranche pursuant to the provisions of this paragraph.

(i) Parent may, by written notice to the Administrative Agent (which shall promptly forward such notice to each Revolving Lender under the applicable Tranche), request (A) that the total Revolving Commitments under either Tranche be increased (a “Commitment Increase”) by an amount for each increased Tranche of not less than US$25,000,000 and (B) at the election of Parent, that simultaneous decreases in accordance with paragraph (b) of this Section (each, a “Commitment Decrease”) be made to the Revolving Commitments under the other Tranche; provided that at no time shall the aggregate amount of Commitment Increases effected pursuant to this paragraph, when taken together with the aggregate amount of new commitments established under Section 9.02(c), exceed the aggregate amount of Commitment Decreases effected pursuant to this paragraph by more than US$100,000,000. Each such notice shall set forth the amount of the requested Commitment Increase (and Commitment Decrease, as applicable) in each Tranche, and the date on which such adjustment is requested to become effective (which shall be not less than 10 Business Days or more than 30 days after the date of such notice). Parent may arrange for one or more banks or other entities (any such bank or other entity being called an

“Augmenting Lender” with respect to such Tranche), which may include any Revolving Lender under either Tranche (each Revolving Lender so agreeing being an “Increasing Lender” with respect to such Tranche, and each Revolving Lender so declining being a “Non-Increasing Lender” with respect to such Tranche), to extend Revolving Commitments under the applicable Tranche or, in the case of any Revolving Lender, increase its Revolving Commitment under the applicable Tranche in an aggregate amount equal to the amount of the requested Commitment Increase under such Tranche; provided that each Augmenting Lender shall be subject to the approval of the Administrative Agent, the Swingline Lender and each Issuing Bank (which approval shall not be unreasonably withheld) and the Revolving Borrowers and each Augmenting Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence the Revolving Commitment of such Augmenting Lender under the applicable Tranche and/or its status as a Lender hereunder. Any Commitment Increase under any Tranche may be made in an amount less than the Commitment Increase requested by Parent if Parent is unable to arrange for, or chooses not to arrange for, Augmenting Lenders and Increasing Lenders. Not less than three Business Days prior to the effective date (the “Increase Effective Date”) of any Commitment Increase under any Tranche pursuant to this Section 2.09(d), Parent shall by written notice to the Administrative Agent confirm the Commitment Decreases, if any, to be made to the Revolving Commitments under the other Tranches specified in the original notice given in respect of the proposed adjustments or shall specify the Commitment Decreases, if any, to be made in lieu thereof.

(ii) On the Increase Effective Date, (A) the aggregate principal amount of the Revolving Loans outstanding under each Tranche under which a Commitment Increase will become effective (the “Initial Loans” under such Tranche) immediately prior to giving effect to the applicable Commitment Increase on the Increase Effective Date shall be deemed to be repaid, (B) after the effectiveness of the Commitment Increase, the Revolving Borrowers holding Revolving Commitments under such Tranche shall be deemed to have made new Revolving Borrowings (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans under such Tranche and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (C) each Revolving Lender under such Tranche shall pay to the Administrative Agent in same day funds an amount equal to the difference, if positive, between (1) such Lender’s applicable Tranche Percentage (calculated after giving effect to the Commitment Increase) of the Subsequent Borrowings and (2) such Lender’s applicable Tranche Percentage (calculated without giving effect to the Commitment Increase) of the Initial Loans, (D) after the Administrative Agent receives the funds specified in clause (C) above, the Administrative Agent shall pay to each Revolving Lender under such Tranche the portion of such funds that is equal to the difference, if positive, between (1) such Lender’s applicable Tranche Percentage (calculated without giving effect to the Commitment Increase) of the Initial Loans and (2) such Lender’s applicable Tranche

Percentage (calculated after giving effect to the Commitment Increase) of the amount of the Subsequent Borrowings, (E) each Non-Increasing Lender, each Increasing Lender and each Augmenting Lender shall be deemed to hold its applicable Tranche Percentage of each Subsequent Borrowing (each calculated after giving effect to the Commitment Increase) and (F) each applicable Borrower shall pay each Increasing Lender and each Non-Increasing Lender any and all accrued but unpaid interest on the Initial Loans. The deemed payments made pursuant to clause (A) above in respect of each Eurocurrency Loan shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.17 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto and breakage costs result.

(iii) On the Increase Effective Date, each Commitment Decrease specified in the notice by Parent pursuant to paragraph (d)(i) above (as adjusted pursuant to the last sentence of such paragraph) shall be made ratably among the Lenders holding Revolving Commitments under the decreasing Tranche in accordance with their respective Revolving Commitments under such Tranche.

(iv) Commitment Increases, Commitment Decreases and new Revolving Commitments created pursuant to this Section 2.09(d) shall become effective on the date specified in the original notice delivered by Parent pursuant to the first sentence of paragraph (d)(i) above.

(v) Notwithstanding the foregoing, no increase in the Revolving Commitments under any Tranche (or in any Revolving Commitment of any Revolving Lender) or addition of an Augmenting Lender shall become effective under this Section unless (A) on the date of such increase, the conditions set forth in Sections 4.03(a) and 4.03(b) shall be satisfied (without giving effect to the parenthetical in Section 4.03(a), but, in each case, deeming all references therein to the date, time or effect of a Borrowing (or an issuance, amendment, renewal or extension of a Letter of Credit) to refer to the date, time and effect of such increase) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of Parent and (B) the Administrative Agent shall have received (with sufficient copies for each of the Lenders) documents consistent with those delivered pursuant to Section 4.04(c) in connection with the designation of a new Borrowing Subsidiary as to the corporate power and authority of the applicable Revolving Borrowers to borrow hereunder after giving effect to such increase.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Applicable Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan of such Lender outstanding to such Borrower on the Revolving Maturity Date, (ii) in the case of the Term Borrower, to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.11 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan outstanding to such Borrower on the earlier of the

Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing denominated in US Dollars is made, each Revolving Borrower shall repay all Swingline Loans then outstanding to such Revolving Borrower, if any, and may use all or a portion of the proceeds of such Revolving Borrowing to fund such repayment. The Borrowers will repay the principal amount of each Loan and the accrued interest thereon in the currency in which such Loan is denominated.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Agents shall maintain accounts in which they shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agents hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or any Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it (including the interests and obligations of such Lender after giving effect to the CAM Exchange) be evidenced by a promissory note. In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Amortization of Term Loans. (a) The Term Borrower shall repay Term Borrowings on the last Business Day of March, June, September and December of each year (commencing with March 31, 2012) (the payment made on each such date being called an “Installment”) in the aggregate principal amount set forth opposite the number of such Installment below:

Installment	Amount
1-4	US$	5,000,000
5-19	US$	10,000,000

Any prepayment of Term Borrowings (it being understood that an amortization repayment pursuant to this paragraph (a) is not a prepayment) shall be applied to reduce the subsequent Installments to be made pursuant to this Section in the manner specified by the Term Borrower in the notice of such prepayment (or, if not so specified, in the direct order of maturity).

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.

(c) Any repayment of Term Borrowings under this Section shall be applied to such Term Borrowings as the Term Borrower shall select by notifying the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; provided that, in the absence of any such notification, such repayment shall be applied, first, towards one or more ABR Term Borrowings outstanding at such time (and, as between such Term Borrowings, in the manner determined by the Administrative Agent), and, second, upon repayment in full of all such ABR Term Borrowings, towards one or more Eurocurrency Term Borrowing outstanding at such time (and, as between such Term Borrowings, to the Term Borrowing with the shortest remaining Interest Period prior to the application to any other such Term Borrowing). Each repayment of a Term Borrowing shall be applied ratably to the Loans included in the repaid Term Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amounts repaid.

SECTION 2.12. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without any premium or penalty (but subject to Section 2.17) subject to prior notice in accordance with paragraph (c) of this Section.

(b) In the event and on each occasion that the sum of the Revolving Credit Exposures under any Tranche exceeds the sum of the Revolving Commitments under such Tranche, the Revolving Borrowers shall not later than the next Business Day prepay Revolving Borrowings under the applicable Tranche in an aggregate amount equal to such excess, and in the event that after such prepayment of Revolving Borrowings any such excess shall remain, the Revolving Borrowers shall deposit with the Administrative Agent cash in US Dollars in an amount equal to such excess as collateral for the reimbursement obligations of the Revolving Borrowers in respect of Letters of Credit under such Tranche; provided that if such excess results from a change in currency exchange rates, such prepayment and deposit shall be required to be made not later than the fifth Business Day after the day on which the Administrative Agent shall have given Parent notice of such excess. Any cash so deposited (and any cash previously deposited pursuant to this paragraph) with the Administrative Agent shall be held in an account over which the Administrative Agent shall have sole dominion and control, including exclusive rights of withdrawal. Other than any interest earned on the investment of such deposits, which investment shall be in Permitted Investments and shall be made in the discretion of the Administrative Agent and at the Revolving Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for the portion of LC Disbursements for which it has not been reimbursed that is allocable to such Tranche and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Revolving Borrowers for the LC Exposure allocable to such Tranche at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Majority in Interest of Lenders under such Tranche), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Revolving Borrowers have provided cash collateral pursuant to this paragraph to secure the reimbursement obligations of the Revolving Borrowers in respect of Letters of Credit, then, so long as no Event of Default shall exist, such cash collateral shall be released to the Revolving Borrowers if so requested by Parent at any time if and to the extent that, after giving effect to such release, the aggregate amount of the Revolving Credit Exposures under the applicable Tranche would not exceed the aggregate amount of the Revolving Commitments under such Tranche. Prepayments made under this paragraph shall be without any premium or penalty (but shall be subject to Section 2.17).

(c) The applicable Borrower shall notify the Applicable Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment under this Section (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, four Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment; provided that in the case of any prepayment required to be made within one Business Day under paragraph (b) of this Section the applicable Borrower will give such notice as soon as practicable. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination or reduction of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to any Borrowing (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Class, Type and in the same currency as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.

SECTION 2.13. Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of the Revolving Commitments of such Lender during the period from and including the Effective Date to but excluding the date on which the last of such Revolving Commitments terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments of any Class terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender under any Tranche shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender under such Tranche (and the Swingline Exposure of such Lender shall be disregarded for such purpose prior to the acquisition by such Lender of a participation therein pursuant to Section 2.05(c)).

(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitments terminate and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrowers and such Issuing Bank on the daily LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Effective Date to but excluding the later of the date the LC Commitment of such Issuing Bank is reduced to zero and the date on which there ceases to be any LC Exposure attributable to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent for the account of each Lender an interim commitment fee, which shall accrue at the rate of 0.20% per annum on the aggregate amount of the Commitments of such Lender during the period from and including the Closing Date to but excluding the earliest of (such date being referred to as the “Interim Commitment Fee Period End Date”) (i) the Effective Date, (ii) the date on which the last of such Revolving Commitments terminates and (iii) December 31, 2011. Accrued interim commitment fees shall be payable in arrears on the Interim Commitment Fee Period End Date. All interim commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Borrowers agree to pay on the Effective Date to each Lender, as fee compensation for such Lender’s Commitments, an upfront fee at the rate heretofore communicated to the Lenders by the Borrowers and the Administrative Agent on the aggregate amount of such Lender’s Commitments as of the Effective Date (and prior to any funding thereunder).

(e) In the event the Effective Date does not occur on or prior to December 31, 2011, the Borrowers agree to pay to the Administrative Agent for the account of each Lender a ticking fee, which shall accrue at the rate of 0.30% per annum on the daily amount of the Commitments of such Lender during the period from and including December 31, 2011 to but excluding the earlier (such date being referred to as the “Ticking Fee Period End Date”) of (i) the Effective Date and (ii) the date on which the last of such Commitments terminates. Accrued ticking fees shall be payable in arrears on the Ticking Fee Period End Date. All ticking fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(f) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers (or any of them) and the Administrative Agent.

(g) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Banks, in the case of fees payable to them) for distribution, in the case of commitment fees, interim commitment fees, participation fees, upfront fees and ticking fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.14. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest (i) in the case of any such Borrowing denominated in US Dollars or Sterling, at the Adjusted LIBO Rate and (ii) in the case of any such Borrowing denominated in Euro, at the Adjusted EURIBO Rate, in each case for the Interest Period in effect for such Borrowing, plus, in each case, the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans of any Class, upon termination of the Revolving Commitments of such Class; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (ii) interest on Eurocurrency Loans denominated in Sterling shall be computed on the basis of a year of 365 days (or, in the case of clause (i) above, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or Adjusted EURIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing of any Class:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or Adjusted EURIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class that the Adjusted LIBO Rate or Adjusted EURIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to Parent and the Lenders of such Class by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies Parent and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurocurrency Borrowing shall be ineffective, and, unless repaid, such Borrowing shall, if denominated in US Dollars, be made as an ABR Borrowing or, if denominated in an Alternative Currency, bear interest at such rate as the Administrative Agent shall determine adequately and fairly reflects the cost to the affected Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period plus the Applicable Rate, and (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing, such Borrowing shall, if denominated in US Dollars, be made as an ABR Borrowing or, if denominated in an Alternative Currency, bear interest at such rate as the Administrative Agent shall determine adequately and fairly reflects the cost to the affected Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period plus the Applicable Rate; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.16. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or Adjusted EURIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market or European interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan), to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has had or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, as the case may be, setting forth in reasonable detail the manner in which such amount or amounts have been determined, delivered to Parent shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies Parent of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any amount as to which it has been indemnified by any Borrower pursuant to this Section, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made by such Borrower under this Section with respect to the events giving rise to such refund), net of all out-of-pocket expenses of such Lender or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Borrower, upon the request of such Lender or such Issuing Bank, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Lender or any Issuing Bank to make available its accounting records (or any other information which it deems confidential) to any Borrower or any other Person.

(f) For the avoidance of doubt, this Section 2.16 (i) shall not entitle any Recipient to compensation in respect of any Excluded Taxes, (ii) shall not apply to (A) Indemnified Taxes imposed on payments by or on account of any obligations of the Borrowers hereunder or under any Loan Document or (B) Other Taxes, it being understood that such Indemnified Taxes and Other Taxes shall be governed by Section 2.18(a), and (iii) shall not relieve any Lender or Issuing Bank of any obligation pursuant to Section 2.18(d), 2.18(f) or 2.18(g).

SECTION 2.17. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.12(c) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.20 or the CAM Exchange, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or Adjusted EURIBO Rate, as the case may be, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurocurrency market. The Borrowers shall also compensate each Lender for the loss, cost and expense attributable to any failure by a Borrower to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to Parent shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 20 days after receipt thereof.

SECTION 2.18. Taxes. (a) Any and all payments by or on account of any obligation of the Borrowers or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower or any other Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower or other Loan Party shall make such deductions and (iii) the applicable Borrower or other Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers and the other Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrowers and the other Loan Parties shall indemnify each Recipient within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Recipient, on or with respect to any payment by or on account of any obligation of any Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Parent by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) Each Lender severally agrees to indemnify each Agent, within 20 days after written demand therefor, for the full amount of any Taxes (but, in the case of Indemnified Taxes or Other Taxes, only to the extent that the Borrowers and the other Loan Parties have not already indemnified such Agent for such Indemnified Taxes or Other Taxes, and without limiting the obligation of the Borrowers and the other Loan Parties to do so) attributable to such Lender that are paid or payable by such Agent in connection with any Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than any amounts for which such Agent has been reimbursed by the Borrowers or the other Loan Parties), whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. In addition, each Lender shall severally indemnify the applicable Borrower for any Taxes paid or payable by such Borrower (and not deducted or withheld by such Borrower from any payment otherwise due hereunder to such Lender) as a result of the failure of such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the applicable Borrower pursuant to Section 2.18(f). A certificate as to the amount of such payment or liability delivered to the applicable Lender by an Agent or the applicable Borrower shall be conclusive absent manifest error. Nothing herein shall prevent any Lender from contesting the applicability of any Taxes that it believes to have been incorrectly or illegally imposed or asserted by any Governmental Authority; provided that no such contest shall suspend the obligation of any Lender to pay amounts due to the Agents or the applicable Borrower as provided in the first and second sentences of this paragraph.

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower or any other Loan Party to a Governmental Authority, such Borrower or any other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which an applicable Borrower or any other applicable Loan Party is located, or under any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower or such other Loan Party (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower or such other Loan Party, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower or such other Loan Party as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by an applicable Borrower or any other applicable Loan Party, shall deliver such other documentation prescribed by law or reasonably requested by such Borrower or such other Loan Party as will enable such Borrower or such other Loan Party to determine whether or not such Lender is subject to any withholding (including backup withholding) by such Borrower or such other Loan Party or any information reporting requirements by such Borrower or such other Loan Party. In the case of an applicable Borrower or any other applicable Loan Party that, in each case, is a US Person or resident in the United Kingdom for United Kingdom tax purposes, (A) upon the reasonable request of such Borrower or such other Loan Party, or of the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.18(f) and (B) if any form or certification previously delivered pursuant to this Section 2.18(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower or such other Loan Party and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so. Notwithstanding the foregoing, in the case of an applicable Borrower or any other applicable Loan Party that, in each case, is not a US Person or resident in the United Kingdom for United Kingdom tax purposes, the applicable Lender will not be subject to the requirements of this paragraph (f)(i) unless it has received written notice from such Borrower or such other Loan Party advising it of the availability of an exemption or reduction of withholding Tax under the laws of the jurisdiction in which such Borrower or such other Loan Party is located and containing all applicable documentation (together, if requested by such Lender, with a certified English translation thereof) required to be completed by such Lender in order to receive any such exemption or reduction, and such Lender is reasonably satisfied that it is legally able to provide such documentation to such Borrower or such other Loan Party.

(ii) In furtherance of, and subject to the limitation set forth in, paragraph (f)(i) above, if an applicable Borrower is a US Person, any Lender (or if such Lender is disregarded as an entity separate from its owner for US Federal income Tax purposes, its sole owner) with respect to such Borrower (or if an applicable other Loan Party is a US Person, any Lender (or, in the circumstances referred to above, its sole owner) that is a recipient of payment from such other Loan Party) shall, if it is legally eligible to do so, deliver to such Borrower (or such other Loan Party) and the Administrative Agent (in such number of copies reasonably requested by such Borrower (or such other Loan Party) and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of such Borrower (or such other Loan Party) or the Administrative Agent), duly completed and executed copies of whichever of the following is applicable:

(A) IRS Form W-9 certifying exemption from US Federal backup withholding Tax;

(B) (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) IRS Form W-8ECI;

(D) both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit F to the effect that such Lender (or if such Lender is disregarded as an entity separate from its owner for US Federal income Tax purposes, its sole owner) is not (w) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (x) a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code (y) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (z) conducting a trade or business in the United States of America with which the relevant interest payments are effectively connected;

(E) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each beneficial owner or partner if such beneficial owner or partner were a Lender; provided that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a certificate described in Section 2.18(f)(ii)(D) on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, US Federal withholding Tax together with such supplementary documentation necessary to enable such Borrower (or such other Loan Party) or the Applicable Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to US Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to an applicable Borrower or an applicable other Loan Party and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or such other Loan Party or the Administrative Agent, such documentation prescribed by applicable law

(including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or such other Loan Party or the Administrative Agent as may be necessary for such Borrower or such other Loan Party or the Applicable Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.18(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) (i) Subject to paragraphs (ii) and (iii) below, each UK Borrower shall, at the request of any Lender or the Administrative Agent, cooperate in completing any procedural formalities necessary for such Lender to receive payments under this Agreement and any other Loan Document without withholding or deduction on account of Taxes imposed under the laws of the United Kingdom.

(ii) Each Lender that is entitled to an exemption from or reduction of withholding tax on interest under any applicable double taxation treaty to which the United Kingdom is a party, and that holds a passport number under the HMRC Double Taxation Passport scheme and wishes that scheme to apply to this Agreement and the other Loan Documents, shall include an indication to that effect by including the scheme reference number in such Lender’s Administrative Questionnaire (or otherwise provide the scheme reference number to the Administrative Agent and Parent, for the benefit of each UK Borrower).

(iii) Without limiting paragraph (g)(i) above, where a Lender includes the indication described in (g)(ii) above, each UK Borrower shall file a duly completed form DTTP-2 with respect to each such Lender with HMRC within 30 days of the date such UK Borrower becomes a Borrowing Subsidiary (or, in the case of any Lender becoming a Lender hereunder after the date such UK Borrower becomes a Borrowing Subsidiary, within 30 days of the date such Lender becomes a Lender hereunder), and in each case shall promptly provide such Lender with a copy of that filing.

(h) If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund or credit of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.18, it shall pay over such refund or credit to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.18 with respect to the Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of such Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or any other Person.

(i) Issuing Banks. For purposes of Sections 2.18(d), 2.18(f) and 2.18(g), the term “Lender” shall be deemed to include each Issuing Bank.

SECTION 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Local Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent to the applicable account specified by it from time to time to Parent for such purpose, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein shall be so made and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Except as otherwise provided herein, (i) all payments of principal, interest or reimbursement obligations in respect of any Loan or Letter of Credit shall be made in the currency of such Loan or Letter of Credit and (ii) all other payments under each Loan Document (including all fees) shall be made in US Dollars.

(b) If at any time insufficient funds are received by and available to the Applicable Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other

Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or Participant, other than to Parent or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). It is acknowledged and agreed that the foregoing provisions of this paragraph reflect an agreement entered into solely among the Lenders (and not any Loan Party) and no consent of any Loan Party shall be required with respect to any action taken by the Lenders pursuant to such provisions. Each Borrower agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower, as the case may be, in the amount of such participation.

(d) Unless the Applicable Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Applicable Agent for the account of the Lenders or an Issuing Bank hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at (A) if such amount is denominated in US Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation, and (B) if such amount is denominated in an Alternative Currency, a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of any Agent, any Issuing Bank or the Swingline Lender, then each Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by such Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to this Agreement (including pursuant to Sections 2.05(c), 2.06(d), 2.06(e), 2.07(b), 2.19(d) and 9.03(c), in each case in such order as shall be determined by such Agent in its discretion.

(f) In the event that any financial statements delivered under Section 5.01(a) or 5.01(b), or any certificate delivered under Section 5.01(c), shall prove to have been materially inaccurate, and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Leverage Ratio), then, if such inaccuracy is discovered prior to the termination of the Commitments and the repayment in full of the principal of all Loans and the reduction of the LC Exposure to zero, the Borrowers shall pay to the Administrative Agent, for distribution to each Lender, the accrued interest or fees that should have been paid to such Lender but were not paid as a result of such misstatement.

SECTION 2.20. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.16, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.16, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender has failed to consent to a proposed waiver, amendment or other modification that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of an affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 9.02 requires the consent of all of the Lenders of an affected Class, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then Parent may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent as a Lender of an affected Class, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of such affected Class) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Parent shall have received the prior written consent of the Administrative Agent (and, in the case of any assignment that would require consent of any Issuing Bank or the Swingline Lender under Section 9.04, the consent of such Issuing Bank or the Swingline Lender, as the case may be), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or a Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any such assignment resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and any contemporaneous assignments and consents, the applicable waiver, amendment or other modification can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Parent to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by Parent, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.21. Defaulting Lenders. (a) Notwithstanding any provision of this Agreement to the contrary, if one or more Revolving Lenders become Defaulting Lenders, then, upon notice to such effect by the Administrative Agent (which notice shall be given promptly after the Administrative Agent becomes aware that any Revolving Lender shall have become a Defaulting Lender, including as a result of being advised thereof by the Swingline Lender, any Issuing Bank or any Borrower) (such notice being referred to as a “Defaulting Lender Notice”), the following provisions shall apply for so long as any such Lender is a Defaulting Lender:

(i) no commitment fee shall accrue on the unused amount of any Revolving Commitment of any Defaulting Lender pursuant to Section 2.13(a);

(ii) the Revolving Commitments and Revolving Credit Exposures of each Defaulting Lender shall be disregarded in determining whether the Required Lenders shall have taken any action hereunder or under any other Loan Document (including any consent to any waiver, amendment or other modification pursuant to Section 9.02); provided, however, that any waiver, amendment or other modification that, disregarding the effect of this clause (ii), requires the consent of all Lenders or of all Lenders affected thereby shall, except as otherwise provided in Section 9.02, continue to require the consent of each Defaulting Lender in accordance with the terms hereof;

(iii) if any Swingline Loans are outstanding or any LC Exposure exists at the time any Revolving Lender becomes a Defaulting Lender (each such Swingline Loan being referred to as a “Reallocated Swingline Loan”, and each Letter of Credit to which such LC Exposure is attributable being referred to as a “Reallocated Letter of Credit”), then:

(A) subject to clause (C) below, the obligation of each Non-Defaulting Lender to purchase participations in each Reallocated Swingline Loan under Section 2.05(c) shall be adjusted to be determined on the basis of such Lender’s Adjusted Combined Tranche Percentage;

(B) subject to clause (C) below, the participation of each Non-Defaulting Lender in each Reallocated Letter of Credit shall be adjusted to be determined under Section 2.06(d) on the basis of such Lender’s Adjusted Combined Tranche Percentage;

(C) notwithstanding the foregoing:

(1) if any Revolving Lender that becomes a Defaulting Lender shall be the Swingline Lender or an Affiliate thereof, no adjustment shall be made pursuant to clause (A) above on account of such Lender becoming a Defaulting Lender;

(2) if any Revolving Lender that becomes a Defaulting Lender shall be an Issuing Bank or an Affiliate thereof, no adjustment shall be made pursuant to clause (B) above with respect to participations in any Letter of Credit issued by such Issuing Bank; and

(3) if the sum of (x) all the Defaulting Lenders’ Combined Tranche Percentages of the aggregate principal amount of the Reallocated Swingline Loans (the “Defaulting Lender Swingline Exposures”) and (y) all the Defaulting Lenders’ Combined Tranche Percentages of the LC Exposure attributable to the Reallocated Letters of Credit (the “Defaulting Lender LC Exposures” and, together with the Defaulting Lender Swingline Exposures, the “Defaulting Lender LC/Swingline Exposures”) exceeds the aggregate amount of the unused Revolving Commitments of the Non-Defaulting Lenders as of the time the adjustments are to be made pursuant to clauses (A) and (B) above (the aggregate amount of such Revolving Commitments being referred to as the “Maximum Incremental Participations Amount”), then, but only if the conditions set forth in Sections 4.03(a) and 4.03(b) shall be satisfied at the time of such reallocation (in each case, deeming all references therein to the date, time or effect of a Borrowing (or an issuance, amendment, renewal or extension of a Letter of Credit) to refer to the date, time and effect of such reallocation), (I) the incremental amount of participations acquired by the Non-Defaulting Lenders under clause (A) above (the “Incremental Swingline Participations”) shall not exceed at any time the Maximum Incremental Participations Amount multiplied by a fraction of which the numerator is the Defaulting Lender Swingline Exposure at such time and the denominator is the Defaulting Lender LC/Swingline Exposure at such time and (II) the incremental amount of participations acquired by the Non-Defaulting Lenders under clause (B) above (the “Incremental LC Participations” and, together with the Incremental Swingline Participations, the “Incremental LC/Swingline Participations”) shall not exceed at any time the Maximum Incremental Participations Amount multiplied by a fraction of which the numerator is the portion of the Defaulting Lender LC Exposure at such time and the denominator is the Defaulting Lender LC/Swingline Exposure at such time;

(D) if the reallocation of the Defaulting Lender LC/Swingline Exposure has not been made, or has not been made in full, as contemplated by clause (C)(3) above as a result of the circumstances described in clause (C)(3) above, then the Borrowers shall, within one Business Day after receipt of written notice to that effect from the Administrative Agent, (1) first, prepay the Reallocated Swingline Loans and (2) second, cash collateralize the Reallocated Letters of Credit (in accordance with the procedures set forth in Section 2.06(j) or otherwise in a manner and under documentation reasonably satisfactory to the Administrative Agent) in an aggregate amount equal to the portion of the Defaulting Lender LC/Swingline Exposure that has not been so reallocated;

(E) if any Reallocated Letter of Credit shall have been cash collateralized by the Borrowers pursuant to clause (D) above, then the Borrowers shall not be required to pay any letter of credit participation fees to the Defaulting Lenders pursuant to Section 2.13(b) with respect to the portion of such Reallocated Letter of Credit that is so cash collateralized;

(F) if an adjustment shall have been made pursuant to clause (B) above to the participations of the Non-Defaulting Lenders in Reallocated Letters of Credit, then the letter of credit participation fees that would otherwise have been payable to the Defaulting Lenders pursuant to Section 2.13(b) with respect to the portion of such Reallocated Letters of Credit equal to the Incremental LC Participations therein shall instead accrue for the accounts of, and be payable to, the Non-Defaulting Lenders in accordance with their Adjusted Combined Tranche Percentages;

(G) if the Defaulting Lender LC Exposure at any time shall exceed the sum of the Incremental LC Participations at such time and the portion of the Reallocated Letters of Credit cash collateralized at such time pursuant to clause (D) above, then, without prejudice to any rights or remedies of any Issuing Bank or any Non-Defaulting Lender hereunder, all letter of credit participation fees payable to the Defaulting Lenders under Section 2.13(b) with respect to the portion of the Defaulting Lender LC Exposure equal to such excess shall instead ratably accrue for the accounts of, and be payable to, the Issuing Banks that shall have issued Reallocated Letters of Credit; and

(H) the Revolving Credit Exposures of each Non-Defaulting Lender shall be determined after giving effect to the Incremental LC/Swingline Participations acquired by such Lender under the foregoing clauses of this clause (iii); and

(iv) in the event any Swingline Loan shall be made, or any Letter of Credit shall be issued or amended to increase the amount thereof, (A) the participations of the Non-Defaulting Lenders therein shall be determined in the manner set forth in clause (iii)(A) or (iii)(B) above, as applicable, as if such Swingline Loan or Letter of Credit shall have been a Reallocated Swingline Loan or a Reallocated Letter of Credit, as the case may be, and (B) letter of credit participation fees that would otherwise have been payable to the Defaulting Lenders pursuant to Section 2.13(b) in respect of any such Letter of Credit shall be subject to clause (iii)(F) above; provided, however, that, notwithstanding anything to the contrary set forth herein, the Swingline Lender shall not be required to make any Swingline Loan, and no Issuing Bank shall be required to issue, extend, renew or increase the amount of any Letter of Credit, in each case unless it is satisfied that the Defaulting Lenders’ Combined Tranche Percentage of such Swingline Loan or of the LC Exposure attributable to such Letter of Credit will be entirely covered by participations therein of the Non-Defaulting Lenders and/or, in the case of the LC Exposure, cash collateral provided by the Borrowers (in a manner and under documentation satisfactory to the applicable Issuing Bank).

(b) In the event the Administrative Agent, the Swingline Lender, each Issuing Bank and Parent shall have agreed that a Revolving Lender that is a Defaulting Lender has adequately remedied all matters that caused such Lender to become a Defaulting Lender, then (i) such Lender shall cease to be a Defaulting Lender for all purposes hereof, (ii) the obligations of the Revolving Lenders to purchase participations in Swingline Loans under Section 2.05(c) and the participations of the Lenders in Letters of Credit under Section 2.06(d) shall be readjusted to be determined on the basis of the Lenders’ Combined Tranche Percentages and (iii) such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine to be necessary in order for the Revolving Loans to be held by the Lenders in accordance with their Combined Tranche Percentages.

(c) No Commitment of any Revolving Lender shall be increased or otherwise affected and, except as otherwise expressly provided in this Section, performance by the Borrowers of their obligations hereunder and under the other Loan Documents shall not be excused or otherwise modified, as a result of the operation of this Section. The rights and remedies against a Defaulting Lender under this Section are in addition to other rights and remedies that the Borrowers, the Agents, the Swingline Lender, any Issuing Bank or any Non-Defaulting Lender may have against such Defaulting Lender (and, for the avoidance of doubt, each Non-Defaulting Lender shall have a claim against any Defaulting Lender for any losses it may suffer as a result of the operation of this Section).

ARTICLE III

Representations and Warranties

Each of Parent and each Borrowing Subsidiary represents and warrants to the Lenders (provided that, on the Closing Date, each of Parent and each Borrowing Subsidiary represents and warrants to the Lenders only with respect to matters set forth in Sections 3.01, 3.02, 3.03, 3.06(a)(ii), 3.11 and 3.15) that:

SECTION 3.01. Organization; Powers. Parent and each Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization (except, in the case of Subsidiaries that are not Material Subsidiaries, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect), has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action; provided that on the Closing Date, Parent and the Borrowing Subsidiaries are making the foregoing representation only with respect to execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Parent and each Borrowing Subsidiary and constitutes (assuming due execution by the parties hereto other than Parent and the Borrowing Subsidiaries), and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute (assuming due execution by the parties thereto other than Parent and the Subsidiaries), a legal, valid and binding obligation of Parent, such Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except (i) those that have been obtained or are in full force and effect or (ii) those the failure to obtain which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Parent or any of the Subsidiaries or any order of any Governmental Authority, or, as of the Closing Date or the Effective Date, the charter, by-laws or other organizational documents of Expedia, (c) will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture or other material agreement or instrument binding upon Parent or any of the Material Subsidiaries or its assets, or require any payment to be made by Parent or any of the Material Subsidiaries thereunder, or, as of the Closing Date or the Effective Date, violate or result in a default under any indenture or material agreement or instrument binding upon Expedia and (d) except for Liens created under the Loan Documents, will not result in the creation or imposition of any Lien on any asset of Parent or any of the Material Subsidiaries; provided that on the Closing Date, Parent and the Borrowing Subsidiaries are making the foregoing representation only with respect to execution, delivery and performance of this Agreement.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) Parent has heretofore furnished to the Lenders, through inclusion in the Form S-4 or otherwise, a consolidated or combined balance sheet and consolidated or combined statements of operations, cash flows and changes in invested equity and comprehensive income (loss) of Parent and the Subsidiaries (or of the Term Borrower and its subsidiaries) as of the end of and for the fiscal year ended December 31, 2010, reported on by Ernst & Young LLP, independent registered public accounting firm, in the case of any such consolidated or combined financial statements of Parent and the Subsidiaries, prepared on the assumption that the TripAdvisor Business has been transferred to Parent. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and the consolidated or combined Subsidiaries (or of the Term Borrower and its consolidated or combined Subsidiaries, as the case may be) as of such date and for such period in accordance with GAAP, subject to, in the case of any such consolidated or combined financial statements of Parent and the Subsidiaries, the assumption referred to in the immediately preceding sentence.

(b) Parent has heretofore furnished to the Lenders, through inclusion in the Form S-4, an unaudited pro forma consolidated or combined balance sheet of Parent and the Subsidiaries as of June 30, 2011 (and/or, if included in the Form S-4, September 30, 2011) and unaudited pro forma consolidated or combined statement of operations of Parent and its Subsidiaries for the six-month period ended June 30, 2011 (and/or, if included in the Form S-4, the nine-month period ended September 30, 2011), in each case prepared after giving effect to the Spin-Off and the other Transactions to occur on the Effective Date in accordance with Article 11 of the Regulation S-X under the Securities Act. Such pro forma consolidated or combined financial statements (i) have been prepared by Parent in good faith, (ii) are based on the best information available to Parent as of the date of delivery thereof, and (iii) present fairly, in all material respects, the pro forma financial position and results of operations of Parent and its consolidated or combined Subsidiaries as of such date and for such period in accordance with Article 11 of Regulation S-X under the Securities Act.

(c) There has not occurred since December 31, 2010, any event, condition or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, results of operations, assets or financial condition of Parent and the Subsidiaries, taken as a whole.

(d) Except as disclosed in the financial statements referred to above or the notes thereto, after giving effect to the Transactions, none of Parent or the Subsidiaries has, as of the Effective Date, any material contingent liabilities.

SECTION 3.05. Properties. (a) Each of Parent and the Subsidiaries (other than any Excluded Subsidiary) has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of Parent and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, except for intellectual property the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and the use thereof by Parent and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Parent or any Borrowing Subsidiary, threatened in writing against or affecting Parent or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions; provided that on the Closing Date, Parent and the Borrowing Subsidiaries are making the foregoing representation only with respect to this Agreement.

(b) Except with respect to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Parent nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis reasonably likely to result in any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of Parent and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither Parent nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of Parent and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Parent or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The excess of the present value of all accumulated benefit obligations under each Plan (based on assumptions used for purposes Accounting Standards Codification Topic 715), if any, over the fair market value of the assets of such Plan, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. The reports, financial statements, certificates and other written factual information (including the Confidential Information Memorandum) furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date furnished; provided that (a) with respect to projected financial information, Parent and the Borrowing Subsidiaries represent and warrant only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time and (b) with respect to the consolidated financial statements of Parent delivered pursuant to Section 5.01(a) or 5.01(b), Parent and the Borrowing Subsidiaries represent and warrant only that such financial statements will, when delivered, present fairly in all material respects the financial position and results of operations and cash flows of Parent and the Subsidiaries on a consolidated basis as of the end of and for the periods covered thereby in accordance with GAAP, subject to, in the case of such financial statements delivered pursuant to Section 5.01(b), normal year-end audit adjustments and the absence of footnotes.

SECTION 3.12. Guarantee Requirement. The Guarantee Requirement is satisfied.

SECTION 3.13. Subsidiaries. Upon delivery thereof on the Effective Date, Schedule 3.13 will set forth, as of the Effective Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by Parent or any Subsidiary in, each Subsidiary (in each case, before and after giving effect to the consummation of the Spin-Off Related Transfers and the Spin-Off) and identifies, as of the Effective Date, each Designated Subsidiary and each Material Subsidiary.

SECTION 3.14. Use of Proceeds; Margin Regulations. None of Parent or the Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. The proceeds of the Loans and the Letters of Credit have been and will be used solely for (a) the payment, in part or in full, of the Effective Date Distribution and (b) the general corporate purposes of Parent and the Subsidiaries, including working capital, capital expenditures and acquisitions. No part of the proceeds of any Loan have been or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors, including Regulations T, U and X.

SECTION 3.15. Borrowing Subsidiaries. Each Borrowing Subsidiary is subject to civil and commercial law with respect to its obligations under this Agreement, and the execution, delivery and performance by such Borrowing Subsidiary of the applicable Borrowing Subsidiary Agreement and this Agreement constitute and will constitute private and commercial acts rather than public or governmental acts. Each Borrowing Subsidiary that is not a Domestic Subsidiary has validly given its consent to be sued in respect of its obligations under the Borrowing Subsidiary Agreement and this Agreement. Each Borrowing Subsidiary that is not a Domestic Subsidiary has waived every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court or from setoff or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction of its incorporation in respect of its obligations under the Borrowing Subsidiary Agreement and this Agreement. The waiver by such Borrowing Subsidiary described in the immediately preceding sentence is legal, valid and binding on such Borrowing Subsidiary.

SECTION 3.16. Concerning Parent. Prior to the consummation of the Spin-Off, Parent (a) has not engaged, and will not engage, in any business or any activity other than activities relating to the Spin-Off and the other Transactions, and (b) does not own, and will not own, any assets (other than assets relating to its existence and rights under agreements relating to the Spin-Off and the other Transactions) or incur any liabilities (other than liabilities imposed by law, liabilities imposed by the Loan Documents and liabilities incidental to its existence and permitted activities).

ARTICLE IV

Conditions

SECTION 4.01. Closing Date. The effectiveness of this Agreement is subject to the satisfaction (or waiver in accordance with Section 9.02), in each case on the date hereof, of the following conditions:

(a) The Administrative Agent or its counsel shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Borrower, the authorization of the execution, delivery and performance of this Agreement and any other legal matters relating to the Borrowers and this Agreement, all in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of each of Parent and the Term Borrower, confirming that the representations and warranties of the Loan Parties made on the Closing Date pursuant to Article III are true and correct in all material respects on and as of the Closing Date.

(d) Each Lender shall have received all documentation and other information required to be obtained by such Lender under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act to the extent requested not fewer than five Business Days prior to the Closing Date.

The Administrative Agent shall notify Parent, the Borrowers, the Lenders and the Issuing Banks of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.02. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date, occurring on or after the Closing Date, on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party (other than the Borrowers), the authorization of the Transactions by each Loan Party and any other legal matters relating to the Loan Parties and the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(b) The Guarantee Requirement shall have been satisfied.

(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Agents, the Lenders and the Issuing Banks and dated the Effective Date) of each of (i) Wachtell, Lipton, Rosen & Katz, counsel for Parent and the Borrowing Subsidiaries, (ii) in-house counsel for Parent and (iii) local counsel in each jurisdiction in which a Loan Party is organized and the laws of which are not covered by the opinion referred to in clause (i) above, in each case in form and substance reasonably acceptable to the Administrative Agent.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of each of Parent and the Term Borrower, (i) confirming satisfaction of the conditions set forth in Sections 4.03(a) and 4.03(b) and (ii) as to matters set forth in, and confirming satisfaction of (except with respect to the Arrangers’ satisfaction with any of the matters set forth in), the conditions set forth in paragraphs (f) (other than the first sentence thereof), (g), (h), (j), (l) (to the best knowledge of such Financial Officers, after inquiry of the general counsel of each of Parent and the Term Borrower) and (m) (to the best knowledge of such Financial Officers, after inquiry of the general counsel of each of Parent and the Term Borrower) of this Section, in form and substance reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least two Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid under the Commitment Letter, any fee letter referred to therein or this Agreement.

(f) The Lenders shall have received copies of the Spin-Off Agreements that are contemplated to be filed as an exhibit to the Form S-4, certified as true and correct by a Financial Officer of Parent. The Arrangers shall be satisfied that the terms of the Spin-Off Agreements shall be consistent in all material respects with the information set forth in the Form S-4 as filed with the SEC on July 27, 2011, and no term or condition of any Spin-Off Agreement shall have been waived, amended or otherwise modified in a manner adverse to the rights or interests of the Lenders without the prior approval of the Arrangers.

(g) All conditions to the Spin-Off and the other Transactions referred to in the Form S-4, including all shareholder approvals required under applicable law or under the terms of the Spin-Off Agreements, shall have been satisfied or, subject to the satisfaction of the condition set forth in paragraph (e) of this Section, waived. The Arrangers shall be satisfied that the Spin-Off Related Transfers shall have been consummated and that the Spin-Off and all other related Transactions shall have been consummated or shall be consummated on the Effective Date immediately following the making of the Term Loans and the Effective Date Distribution, on structure and other terms (including as to (i) the amount of the dividend paid by the Term Borrower to Expedia prior to the Spin-Off, subject to increase to not more than US$450,000,000 and (ii) the assets and liabilities of Parent and the Subsidiaries) consistent with applicable law and, in all material respects, except as would not be materially adverse to the Lenders, with the information (including pro forma financial information) set forth in the Form S-4, as filed with the SEC on July 27, 2011.

(h) Expedia’s US$400,000,000 of 8.5% Senior Notes due 2016 shall have been repurchased or redeemed (or called for redemption and the indenture in respect thereof discharged or defeased), or consents from the holders thereof sufficient to permit the Spin-Off and the other Transactions shall have been obtained.

(i) The Arrangers shall have received copies of, and the Arrangers shall be reasonably satisfied with, (i) the solvency opinion (and any updates thereto) delivered to the board of directors of Expedia in connection with the Transactions and (ii) if obtained, the private letter ruling from the Internal Revenue Service obtained by Parent and Expedia as to the tax-free nature of the Spin-Off. The Arrangers shall have received a copy of the opinion of tax counsel to Parent and Expedia as to the tax-free nature of the Spin-Off.

(j) Parent, the Term Borrower and the other Subsidiaries shall have ceased to be (to the extent they have been) borrowers under the Expedia Credit Agreement, and shall cease to have any obligations under (including pursuant to a guarantee) the Expedia Credit Agreement or any other “Loan Document” referred to therein. After giving effect to the Transactions, Parent and the Subsidiaries shall have no indebtedness, committed credit facilities, guarantees or other material contingent contractual obligations, other than (a) the credit facilities established hereunder and (b) local credit lines for the Excluded Subsidiaries in an aggregate principal amount not to exceed RMB130,000,000 (currently, approximately US$20,000,000), obligations under which may be guaranteed by Parent and/or the Subsidiaries, and certain office lease commitments and purchase commitments described in the Form S-4.

(k) The Lenders shall have received, through inclusion in the Form S-4 or otherwise, (i) audited consolidated or combined balance sheets of Parent and its Subsidiaries (or of the Term Borrower and its Subsidiaries) as of the end of the two most recently completed fiscal years ended at least 90 days prior to the Effective Date (prepared, in the case of such consolidated or combined balance sheets of Parent and its Subsidiaries, on the assumption that the TripAdvisor Business has been transferred to Parent) and the related audited consolidated or combined statements of operations, cash flows and changes in invested equity and comprehensive income (loss) of Parent and its Subsidiaries (or of the Term Borrower and its Subsidiaries) for the three most recently completed fiscal years ended at least 90 days prior to the Effective Date (prepared, in the case of such consolidated or combined financial statements of Parent and its Subsidiaries, on the assumption that the TripAdvisor Business has been transferred to Parent), accompanied by a report thereon of Ernst & Young LLP, independent registered public accounting firm and (ii) an unaudited pro forma consolidated or combined balance sheet of Parent and its Subsidiaries as of June 30, 2011 (and/or, if included in the Form S-4, September 30, 2011) and unaudited pro forma consolidated or combined statement of operations of Parent and its Subsidiaries for the six-month period ended June 30, 2011 (and/or, if included in the Form S-4, the nine-month period ended September 30, 2011), in each case prepared after giving effect to the Spin-Off and the other Transactions to occur on the Effective Date.

(l) There shall be no litigation or administrative proceeding that could reasonably be expected to have a material adverse effect on the Spin-Off or on the business, results of operations, properties, assets or financial condition of Parent and its Subsidiaries or the Term Borrower and its Subsidiaries.

(m) All requisite governmental authorities and material third parties shall have approved or consented to the Transactions to the extent required, all applicable notice or appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions.

(n) The Administrative Agent shall have received Schedule 3.13 referred to in Section 3.13.

The Administrative Agent shall notify Parent, the Borrowers, the Lenders and the Issuing Banks of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 10:00 a.m., New York City time, on January 31, 2012 (and, in the event such conditions shall not have been so satisfied or waived, the Commitments and the LC Commitments shall terminate at such time).

SECTION 4.03. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in this Agreement (other than, after the Effective Date, the representations and warranties set forth in Sections 3.04(c) and 3.06) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall have been true and correct in all material respects on and as of such prior date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Parent and each Borrowing Subsidiary on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.03.

SECTION 4.04. Credit Events in Respect of Each Borrowing Subsidiary. The obligations of the Lenders to make the initial Loans to, or of the Issuing Banks to issue Letters of Credit for the account of, each Borrowing Subsidiary (other than the Borrowing Subsidiaries that are party to this Agreement on the date hereof) are subject to the satisfaction of the following additional conditions:

(a) The Administrative Agent or its counsel shall have received from each of such Borrowing Subsidiary and Parent either (i) a counterpart of a Borrowing Subsidiary Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of such Borrowing Subsidiary Agreement) that such party has signed a counterpart of a Borrowing Subsidiary Agreement.

(b) The Administrative Agent shall have received a favorable written opinion of counsel for such Borrowing Subsidiary (which counsel shall be reasonably acceptable to the Administrative Agent), in form and substance reasonably satisfactory to the Agents, (i) dated the date of the applicable Borrowing Subsidiary Agreement, (ii) addressed to the Agents, the Lenders and the Issuing Banks and (iii) covering such matters as the Administrative Agent shall reasonably request.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Borrowing Subsidiary, the authorization by it of the Transactions to which it will be party and any other legal matters relating to such Borrowing Subsidiary, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the date of the applicable Borrowing Subsidiary Agreement and signed by a Financial Officer of Parent, confirming satisfaction of the conditions set forth in Sections 4.03(a) and 4.03(b) (in each case, deeming all references therein to the date, time or effect of a Borrowing (or an issuance, amendment, renewal or extension of a Letter of Credit) to refer to the date, time and effect of such Borrowing Subsidiary Agreement).

(e) Each Lender shall have received all documentation and other information with respect to such Borrowing Subsidiary required to be obtained by such Lender under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

ARTICLE V

Affirmative Covenants

During the period commencing on the Effective Date (or, in the case of Section 5.03, on the Closing Date) and until the Commitments have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed by the Borrowers, Parent and each Borrowing Subsidiary covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. Parent will furnish to the Administrative Agent, on behalf of each Lender:

(a) (i) so long as Parent is subject to periodic reporting obligations under the Exchange Act, within five Business Days of each date Parent is required to file with the SEC an Annual Report on Form 10-K for any fiscal year of Parent (giving effect to any extension of such date available under paragraph (b) of Rule 12b-25 under the Exchange Act), and (ii) otherwise, within 90 days after the end of each fiscal year of Parent, its audited consolidated balance sheet and related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all audited by and accompanied by the opinion of Ernst & Young LLP or another registered independent public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of Parent and the Subsidiaries on a consolidated basis as of the end of and for such fiscal year in accordance with GAAP;

(b) (i) so long as Parent is subject to periodic reporting obligations under the Exchange Act, within five Business Days of each date Parent is required to file with the SEC a Quarterly Report on Form 10-Q for any fiscal quarter of Parent (giving effect to any extension of such date available under paragraph (b) of Rule 12b-25 under the Exchange Act), and (ii) otherwise, within 45 days after the end of each of the first three fiscal quarters of Parent, its consolidated balance sheet and related consolidated statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of Parent as presenting fairly in all material respects the financial position and results of operations and cash flows of Parent and the consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Parent (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations of the ratios set forth in Sections 6.10 and 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 that has had a material effect thereon and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of a Financial Officer of Parent certifying as to the identity of each Material Subsidiary existing at the date of such certificate;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Parent or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by Parent to its shareholders generally, as the case may be;

(f) promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(i)(1) of ERISA that Parent or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that Parent or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that, if Parent or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, Parent or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(g) promptly after any request therefor, such other information regarding the operations, business affairs and financial condition of Parent or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent (on its own behalf or at the request of any Lender) may reasonably request.

Information required to be delivered pursuant to this Section shall be deemed to have been delivered if such information (including, in the case of certifications required pursuant to clause (b) above, the certifications accompanying any such quarterly report pursuant to Section 302 of the Sarbanes-Oxley Act of 2002), or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on IntraLinks or a similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. In the event any financial statements delivered under clause (a) or (b) above shall be restated, Parent shall deliver, promptly after such restated financial statements become available, revised completed certificates referred to in clause (c) above with respect to the periods covered thereby that give effect to such restatement, signed by a Financial Officer of Parent.

SECTION 5.02. Notices of Material Events. Parent will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Parent or any Subsidiary that could reasonably be expected to be adversely determined and, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Parent will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, sale, transfer, lease, disposition, liquidation or dissolution permitted under Section 6.04 or 6.08.

SECTION 5.04. Payment of Tax Liabilities. Parent will, and will cause each of the Subsidiaries to, pay its Tax liabilities that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) Parent or such Subsidiary has set aside on its books reserves with respect thereto in accordance with GAAP.

SECTION 5.05. Maintenance of Properties; Insurance. Parent will, and will cause each of the Subsidiaries (other than any Excluded Subsidiary) to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that Parent and the Subsidiaries may (i) self-insure against such risks and in amounts as are usually self-insured by similar companies engaged in the same or similar businesses operating in the same or similar locations and (ii) elect not to carry terrorism insurance.

SECTION 5.06. Books and Records; Inspection Rights. Parent will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Parent will, and will cause each of the Subsidiaries (other than any Excluded Subsidiary) to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, unless an Event of Default has occurred and is continuing, no representative designated by a Lender may conduct any such visit, inspection, examination, extraction or discussion unless such representative is accompanied by a representative designated by the Administrative Agent.

SECTION 5.07. Compliance with Laws. Parent will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Further Assurances. (a) Parent will, and will cause each of the Subsidiaries to, execute any and all further documents, agreements and instruments, and take all further actions that may be required under any applicable law or regulation, or that the Administrative Agent may reasonably request, (i) to effectuate the transactions contemplated by the Loan Documents (including taking any of the foregoing in connection with the CAM Exchange) and (ii) to cause the Guarantee Requirement to be and remain satisfied at all times.

(b) If after the Effective Date any Subsidiary is formed or acquired that is a Designated Subsidiary, or any Subsidiary becomes a Designated Subsidiary, Parent will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof.

SECTION 5.09. Concerning the Spin-Off. (a) Parent will, and will cause each of the Subsidiaries to, comply with its obligations under the Spin-Off Agreements, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Parent will cause the Spin-Off to be consummated on the Effective Date immediately after the making of the Term Loans and the Effective Date Distribution.

ARTICLE VI

Negative Covenants

During the period commencing with the Effective Date and until the Commitments have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder have been paid in full, all Letters of Credit have expired or been terminated and all LC Disbursements shall have been reimbursed by the Borrowers, Parent and each Borrowing Subsidiary covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. Parent will not permit any Subsidiary (other than any Loan Party that Guarantees all the Obligations or any Excluded Subsidiary) to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the date hereof and set forth on Schedule 6.01, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, result in an earlier maturity date or decreased remaining weighted average life to maturity thereof or change the parties directly or indirectly responsible for the payment thereof;

(c) Indebtedness owed to Parent or to any Subsidiary; provided that such Indebtedness shall not have been transferred or pledged to any Person other than Parent or any Subsidiary;

(d) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness incurred or assumed in connection with the acquisition, construction or improvement of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, result in an earlier maturity date or decreased remaining weighted average life to maturity thereof or change the parties directly or indirectly responsible for the payment thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed, in each case, the cost of such acquisition, construction or improvement;

(e) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Effective Date; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed US$100,000,000 at any time outstanding;

(f) Indebtedness of any Subsidiary as an account party in respect of trade letters of credit;

(g) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(h) Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(i) Indebtedness consisting of any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with any investment by any Subsidiary, but only to the extent that no payment has at the time accrued pursuant to such purchase price adjustment, earnout or deferred payment obligation, or of any indemnification obligation arising in connection with any investment by any Subsidiary;

(j) Indebtedness arising under any performance or surety bond (including any consumer protection bond or any performance bond posted in respect of contested tax assessments), completion bond or similar obligation, in each case incurred in the ordinary course of business and not supporting Indebtedness;

(k) overdrafts paid within five Business Days;

(l) Capital Lease Obligations incurred in connection with any Sale/Leaseback Transaction permitted by Section 6.03;

(m) other Indebtedness that, when aggregated with the aggregate outstanding Indebtedness secured by Liens and Securitization Transactions, in each case, permitted pursuant to Section 6.02(g) and the aggregate sale price of the assets sold in Sale/Leaseback Transactions since the date hereof, shall not exceed US$75,000,000 at any time outstanding;

(n) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in the foregoing clauses of this Section;

(o) guarantees of Indebtedness of Loan Parties;

(p) Indebtedness consisting of promissory notes issued to current or former officers, directors and employees of a Subsidiary, their respective estates, spouses or former spouses issued in exchange for the purchase or redemption by such Subsidiary of its Equity Interests (other than Disqualified Equity Interests); provided that the aggregate principal amount of such Indebtedness permitted by this clause (p) shall not exceed US$10,000,000 at any time outstanding;

(q) obligations under Swap Agreements that are entered into to hedge or mitigate risks to which Parent or any Subsidiary has actual or anticipated exposure (other than in respect of Equity Interests or Indebtedness of Parent or any Subsidiary) or to cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) or exchange rates with respect to any interest bearing or non-US Dollar denominated liability or investment of Parent or any Subsidiary; and

(r) Indebtedness under working capital facilities of Foreign Subsidiaries (other than any such Foreign Subsidiary that is a Borrower hereunder) in an aggregate principal amount not to exceed US$50,000,000 at any time outstanding.

SECTION 6.02. Liens. Parent will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) (i) Permitted Encumbrances and (ii) Liens created under the Loan Documents;

(b) any Lien on any asset of Parent or any Subsidiary (or on any improvements or accessions thereto or proceeds therefrom) existing on the date hereof and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other asset of Parent or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any asset prior to the acquisition thereof by Parent or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other assets of Parent or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by Parent or any Subsidiary; provided that (i) such Liens secure solely Indebtedness permitted by Section 6.01(d), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby was incurred to pay, and does not exceed, in each case, the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other assets of Parent or any Subsidiary;

(e) Liens arising in the ordinary course of business that do not secure Indebtedness and do not interfere with the material operations of Parent and the Subsidiaries and do not individually or in the aggregate materially impair the value of the assets of Parent and the Subsidiaries;

(f) Liens deemed to secure Capital Lease Obligations incurred in connection with any Sale/Leaseback Transaction permitted by Section 6.03;

(g) other Liens securing Indebtedness (including Liens deemed to secure Securitization Transactions pursuant to the definition of such term) that, when aggregated with Indebtedness of Subsidiaries permitted under Section 6.01(m) and the aggregate sale price of the assets sold in Sale/Leaseback Transactions since the date hereof, does not exceed US$75,000,000 at any time outstanding;

(h) licenses, sublicenses, leases or subleases that do not interfere in any material respect with the business of Parent or any Subsidiary;

(i) any interest or title of a lessor or sublessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases permitted hereunder;

(j) normal and customary rights of setoff upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers liens, rights of setoff or similar rights in favor of banks or other depository institutions and not securing any Indebtedness;

(k) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(l) Liens solely on any cash earnest money deposits made by Parent or any Subsidiary in connection with any letter of intent or purchase agreement in respect of any acquisition or other investment by Parent or any Subsidiary;

(m) any extension, renewal or replacement (or successive renewals or replacements) in whole or in part of any Lien referred to in clause (b), (c) or (d); provided that (i) the obligations secured thereby shall be limited to the obligations secured by the Lien so extended, renewed or replaced (and, to the extent provided in such clauses, extensions, renewals and replacements thereof) and (ii) such Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced; and

(n) Liens securing Indebtedness incurred pursuant to Section 6.01(r).

SECTION 6.03. Sale/Leaseback Transactions. Parent will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, enter into any arrangement, directly or indirectly, with any Person whereby Parent or any Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter Parent or any Subsidiary shall rent or lease property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (any such arrangement being referred to as a “Sale/Leaseback Transaction”); provided that, notwithstanding the foregoing, Parent and any Subsidiary may engage in any Sale/Leaseback Transaction if the aggregate sale price of the assets sold in such Sale/Leaseback Transaction, together with the aggregate sale price of the assets sold in all other Sale/Leaseback Transactions consummated since the date hereof, shall not at any time exceed (a) US$75,000,000 less (b) the sum, without duplication, of (i) the aggregate principal amount of Indebtedness outstanding at such time pursuant to Section 6.01(m) and (ii) the aggregate principal amount of Indebtedness (including Securitization Transactions) secured by Liens outstanding at such time pursuant to Section 6.02(g).

SECTION 6.04. Fundamental Changes; Business Activities. (a) Parent will not, and will not permit any Material Subsidiary (other than any Excluded Subsidiary) to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve; provided that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) Parent or any Material Subsidiary may merge or consolidate with any Person; provided that (A) in the case of any merger or consolidation involving Parent or any Borrowing Subsidiary, (1) either (x) Parent or such Borrowing Subsidiary shall be the continuing or surviving Person or (y) the continuing or surviving Person shall be a corporation or limited liability company organized under the laws of the United States of America or any State thereof and shall assume all of Parent’s or such Borrowing Subsidiary’s obligations under the Loan Documents in a manner reasonably acceptable to the Administrative Agent, and (2) Parent or such Borrowing Subsidiary shall give the Lenders reasonable prior notice thereof in order to allow the Lenders to comply with “know your customer” rules and other applicable regulations; and (B)(1) in the case of any merger or consolidation involving a Material Subsidiary, the continuing or surviving Person shall be a Subsidiary and, if such Material Subsidiary is a Wholly Owned Subsidiary, shall be a Wholly Owned Subsidiary, and (2) in the case of any merger or consolidation involving a Material Subsidiary that is a Subsidiary Loan Party, the continuing or surviving Person shall be a Subsidiary Loan Party; provided that the requirements set forth in this clause (B) shall not apply to any such merger or consolidation involving a Material Subsidiary (other than any Borrowing Subsidiary) consummated to effect any sale, transfer or other disposition of all of the Equity Interests in such Material Subsidiary owned by Parent and the Subsidiaries in accordance with Section 6.08; and (ii) any Material Subsidiary (other than a Borrowing Subsidiary) may liquidate or dissolve into another Subsidiary; provided that in the case of any such liquidation or dissolution of a Material Subsidiary that is a Wholly Owned Subsidiary, the other Subsidiary shall be a Wholly Owned Subsidiary and, if such liquidating or dissolving Material Subsidiary is a Subsidiary Loan Party, shall be a Subsidiary Loan Party.

(b) Parent will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, engage to any material extent in any business other than businesses conducted as of the Effective Date by Parent and the Subsidiaries, taken as a whole, and businesses similar, ancillary, complementary or otherwise reasonably related thereto or that are a reasonable extension, development or expansion thereof.

SECTION 6.05. Restricted Payments. Parent will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (a) the Term Borrower may make the Effective Date Distribution, (b) Parent may declare and make

Restricted Payments with respect to its Equity Interests payable or made solely in additional shares of its Equity Interests (other than Disqualified Equity Interests) or payable or made with the net cash proceeds of the substantially concurrent issue of new Equity Interests (other than Disqualified Equity Interests) in Parent, (c) Subsidiaries may declare and pay dividends ratably (or on more favorable terms from the perspective of Parent) with respect to their Equity Interests, (d) Subsidiaries may declare and make any Restricted Payments made to Parent or the other Subsidiaries, (e) Parent may make repurchases of Equity Interests deemed to occur upon the “cashless exercise” of stock options or warrants or upon the vesting of restricted stock units, if such Equity Interests represent the exercise price of such options or warrants or represent withholding taxes due upon such exercise or vesting, (f) Parent and the Subsidiaries may purchase Equity Interests in non-Wholly Owned Subsidiaries from the minority owners thereof (whether by means of stock acquisition, self-tender, redemption or otherwise) and (g) Parent and the Subsidiaries may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Parent and the Subsidiaries; provided that Parent and any Subsidiary may make any Restricted Payments if (x) no Default shall have occurred and be continuing or would result therefrom and (y) Parent shall be in compliance with the covenant set forth in Section 6.10 as of the end of the fiscal quarter of Parent most recently ended on or prior to the date of such Restricted Payment, giving pro forma effect to such Restricted Payment and any related incurrence of Indebtedness as if they had occurred on the last day of such quarter.

SECTION 6.06. Transactions with Affiliates. Parent will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to Parent or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Parent, Wholly-Owned Subsidiaries and Subsidiary Loan Parties not involving any other Affiliate, (c) transactions between or among Subsidiaries that are not Loan Parties, (d) any Restricted Payment permitted by Section 6.05, (e) payments made and other transactions entered into in the ordinary course of business with officers and directors of Parent or any Subsidiary, and consulting fees and expenses incurred in the ordinary course of business payable to former officers or directors of Parent or any Subsidiary, (f) reclassifications or changes in the terms of or other transactions relating to Equity Interests in Parent held by Affiliates that do not involve the payment of any consideration (other than Equity Interests (other than Disqualified Equity Interests) in Parent) or any other transfer of value by Parent or any Subsidiary to any such Affiliate, (g) payments by Parent, or any Subsidiary to or on behalf of any Affiliate of Parent or any Subsidiary in connection with out-of-pocket expenses incurred in connection with any public or private offering, other issuance or sale of stock by or an Affiliate of Parent or other transaction for the benefit of Parent or any Subsidiary, (h) Permitted Charitable Contributions, (i) any transaction involving consideration or value of less than US$120,000, (j) transactions permitted under Section 6.08(m) and (k) the Spin-Off and the transactions relating thereto (including the entry into the Spin-Off Agreements, the commercial agreements and any other definitive agreements relating to the Spin-Off, in each case, between Expedia and/or its subsidiaries (other than Parent and the

Subsidiaries), on the one hand, and any or all of Parent and the Subsidiaries, on the other), in each case substantially as described in the Form S-4 as filed with the SEC on July 27, 2011 (or the amendment of any such agreements or the transactions pursuant thereto, in each case in a manner not materially adverse to Parent and the Subsidiaries, taken as a whole, or to the rights or interests of the Lenders); provided, however, that this Section shall not limit the operation or effect of, or any payments under, (i) any license, lease, service contract, purchasing agreement, disposition agreement or similar arrangement entered into in the ordinary course of business between any Subsidiary and Parent or any other Subsidiary or (ii) any agreement with respect to any joint venture to which Parent or any Subsidiary is a party entered into in connection with, or reasonably related to, its lines of business; provided that such agreement is approved by Parent’s board of directors or the audit committee thereof.

SECTION 6.07. Restrictive Agreements. Parent will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Parent or any Domestic Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock, membership interests or similar Equity Interests or to make or repay loans or advances to Parent or any other Subsidiary or to Guarantee Indebtedness of Parent or any other Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the date hereof and identified on Schedule 6.07 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (C) restrictions and conditions with respect to a Person that is not a Subsidiary on the date hereof, which restrictions and conditions are in existence at the time such Person becomes a Subsidiary or is merged or consolidated with a Subsidiary and are not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary, so long as such restrictions and conditions apply only to such Person (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (D) restrictions and conditions contained in any agreement or document governing or evidencing any Indebtedness of Parent or any Subsidiary permitted hereunder, provided that such restrictions and conditions are limited to the type of restrictions and conditions set forth in the Expedia Indentures as of the date hereof, and (E) in the case of any Domestic Subsidiary that is not a Designated Subsidiary or any Foreign Subsidiary, in each case, that is not a Wholly Owned Subsidiary, restrictions in such Person’s organizational documents or pursuant to any joint venture agreement or equityholders agreement; (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof; and (iii) clause (b) of the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.

SECTION 6.08. Asset Dispositions. Parent will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest, owned by it, nor will Parent permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a) sales of inventory, used or surplus equipment and other fixed assets in the ordinary course of business and dispositions of cash and Permitted Investments in a manner not otherwise prohibited hereunder;

(b) sales, transfers and other dispositions (i) to a Loan Party or (ii) among any Subsidiaries that are not Loan Parties;

(c) issuances of Equity Interests in a Subsidiary (i) as incentive compensation to officers, directors or employees of such Subsidiary, (ii) to Parent or a Wholly Owned Subsidiary or (iii) as a Restricted Payment made in reliance on Section 6.05(b);

(d) dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement assets;

(e) licenses, sublicenses, leases and subleases that do not interfere in any material respect with the business of Parent or any Subsidiary;

(f) sales or discounts of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(g) the granting of Liens or entry into Securitization Transactions permitted by Section 6.02;

(h) any Sale/Leaseback Transaction permitted by Section 6.03;

(i) any Restricted Payment permitted under Section 6.05 (other than non-cash payments permitted solely under the proviso in such Section);

(j) sales, transfers and dispositions of all the Equity Interests in a Subsidiary owned by Parent and the Subsidiaries and sales, transfers, leases and other dispositions of other assets (other than accounts receivable as part of a Securitization Transaction or inventory as part of an inventory financing), in each case to the extent made to a Person other than Parent or any Subsidiary and to the extent not made in reliance on any other clause of this Section; provided that at the time of each such sale, transfer or disposition and after giving effect thereto, (i) the sum, without duplication, of (x) the aggregate book value of all assets sold, transferred, leased or otherwise disposed of in reliance on this clause (j) since the Effective Date (in each case determined as of the date of the applicable sale, transfer, lease or other disposition) and (y) all Partial Transfer Asset Amounts for all Partial Transfer Subsidiaries (if any) shall not exceed 20% of the sum, without duplication, of (A) the amounts referred to in the immediately preceding clauses (x) and (y) and (B) Consolidated Total Assets as of the last day of the fiscal quarter of Parent most recently ended on or prior to the date of such sale, transfer, lease or other disposition (without giving pro forma effect to such sale, transfer, lease or other disposition), (ii) no Default shall have occurred and be continuing, (iii) Parent shall be in compliance with the covenants set forth in Sections 6.10 and 6.11 as of the end of the fiscal quarter of Parent most recently ended on or prior to the date of such sale, transfer, lease or other disposition, giving pro forma effect to such sale, transfer, lease or other disposition as if it had occurred on the first day of the period of four consecutive fiscal quarters of Parent ending with such quarter, (iv) all sales, transfers, leases and other dispositions made in reliance on this clause (j) shall have been made for fair value and (v) with respect to each sale, transfer, lease or other disposition made in reliance on this clause (j) for consideration with a fair value in excess of US$25,000,000, Parent shall have delivered to the Administrative Agent a certificate of a Financial Officer of Parent certifying that all the requirements set forth in this clause (j) have been satisfied with respect thereto, together with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in subclauses (i) and (iii) above;

(k) any transfer to Persons other than Parent or a Subsidiary of Equity Interests representing at least 15% of the aggregate equity in any Subsidiary (after giving effect to such transfer), whether pursuant to a Restricted Payment, a sale of such Equity Interests by the holder or holders thereof or an issuance and sale of Equity Interests by such Subsidiary (any such transfer being referred to as a “Partial Transfer”; such Subsidiary being referred to as the “Partial Transfer Parent Subsidiary” and, together with its subsidiaries, as the “Partial Transfer Subsidiaries”; and any Partial Transfer Subsidiary that becomes a Partial Transfer Subsidiary as a result of a Restricted Payment being referred to as a “Partial Transfer Spin-Off Subsidiary”); provided that at the time of such Partial Transfer and after giving effect thereto, (i) no Default shall have occurred and be continuing, (ii) Parent shall be in compliance with the covenants set forth in Sections 6.10 and 6.11 as of the end of the fiscal quarter of Parent most recently ended on or prior to the date of such Partial Transfer, giving pro forma effect to such Partial Transfer and any related incurrence of Indebtedness as if they had occurred on the first day of the period of four consecutive fiscal quarters of Parent ended with such quarter, (iii) the sum, without duplication, of (x) the Partial Transfer Asset Amounts for all the Partial Transfer Subsidiaries and (y) the aggregate book value of all the assets sold, transferred, leased or otherwise disposed of in reliance upon clause (j) of this Section since the Effective Date (in each case, determined as of the date of the applicable sale, transfer, lease or other disposition), shall not exceed 20% of the sum, without duplication, of (A) the amounts referred to in the immediately preceding clause (y) and (B) Consolidated Total Assets as of the last day of the fiscal quarter of Parent most recently ended on or prior to the date of such Partial Transfer (without giving pro forma effect to such Partial Transfer), (iv) if such Partial Transfer constitutes a Restricted Payment, the sum, without duplication, of the Partial Transfer EBITDA Amounts for all the Partial Transfer Spin-Off Subsidiaries shall not exceed 20% of Consolidated EBITDA for the period of four consecutive fiscal quarters of Parent most recently ended on or prior to the date of such Restricted Payment (without giving pro forma effect to such Restricted Payment), (v) if such Partial Transfer constitutes a sale or an issuance and sale of Equity Interests in the Subsidiary, such Partial Transfer shall have been made for fair value, (vi) Parent shall have delivered to the Administrative Agent a certificate of a Financial Officer, certifying that all the requirements set forth in this clause (k) have been satisfied with respect thereto, together with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in subclauses (ii), (iii) and (iv) above, and (vii) this clause (k) may not be relied for more than one Partial Transfer (or more than a single series of related Partial Transfers consummated substantially concurrently);

(l) any other sales, transfers and other dispositions of all the Equity Interests in a Subsidiary owned by Parent and the Subsidiaries and sales, transfers, leases and other dispositions of other assets (other than accounts receivable as part of a Securitization Transaction or inventory as part of an inventory financing), in each case to the extent made to a Person other than Parent or any Subsidiary and to the extent not made in reliance on any other clause of this Section; provided that (i) no Default shall have occurred and be continuing at the time thereof or would result therefrom, (ii) Parent shall be in compliance with the covenants set forth in Sections 6.10 and 6.11 as of the end of the fiscal quarter of Parent most recently ended on or prior to the date of such sale, transfer, lease or other disposition, giving pro forma effect to such sale, transfer, lease or other disposition as if it had occurred on the first day of the period of four consecutive fiscal quarters of Parent ending with such quarter, (iii) all sales, transfers, leases and other dispositions permitted pursuant to this clause (k) shall be made for fair value and 100% cash consideration, (iv) with respect to each sale, transfer, lease or other disposition made in reliance on this clause (k) for consideration with a fair value in excess of US$25,000,000, Parent shall have delivered to the Administrative Agent a certificate of a Financial Officer of Parent, certifying that all the requirements set forth in this clause (k) have been satisfied with respect thereto, together with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in subclause (ii) above, and (v) at the time of the consummation of each such sale, transfer, lease or other disposition, the Term Borrower shall prepay Term Loans in an aggregate principal amount equal to the net cash proceeds of such sale, transfer, lease or other disposition (and, if such net cash proceeds shall exceed the aggregate principal amount of the Term Loans then outstanding, shall permanently reduce the Revolving Commitments by an aggregate amount equal to such excess, such reduction to be made in accordance with Section 2.09 and to be applied, as between the Tranches, on a ratable basis);

(m) dispositions or transfers by Loan Parties to Subsidiaries that are not Loan Parties of assets with an aggregate fair market value not to exceed US$75,000,000;

(n) dispositions or transfers by any Loan Party in the form of (i) the contribution or other disposition to a Foreign Subsidiary of Equity Interests in, or Indebtedness of, any other Foreign Subsidiary owned directly by such Loan Party in exchange for Equity Interests in (or additional share premium or paid in capital in respect of Equity Interests in), or Indebtedness of, such Foreign Subsidiary, or a combination of any of the foregoing, and (ii) an exchange of Equity Interests in any Foreign Subsidiary for Indebtedness of, or of Indebtedness of such Foreign Subsidiary for Equity Interests in, such Foreign Subsidiary;

(o) Permitted Charitable Contributions; and

(p) any transactions involving consideration or value of less than US$1,000,000 individually.

Notwithstanding anything to the contrary in this Section or any other provision of this Agreement, Parent will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any Equity Interests or other assets if such Equity Interests or other assets represent all or substantially all of the assets of Parent and the Subsidiaries, on a consolidated basis.

SECTION 6.09. Use of Proceeds and Letters of Credit; Margin Regulations. Parent will not, and will not permit any Subsidiary to, use the proceeds of the Loans for any purpose other than (a) the payment, in part or in full, of the Effective Date Distribution and (b) for the general corporate purposes of Parent and the Subsidiaries, including working capital, capital expenditures and acquisitions. The Letters of Credit will be used only to support obligations of Parent and the Subsidiaries. Parent will not, and will not permit any Subsidiary to, use any part of the proceeds of any Loan, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors, including Regulations T, U and X.

SECTION 6.10. Leverage Ratio. Parent will not permit the Leverage Ratio at any time to exceed 2.50 to 1.00.

SECTION 6.11. Interest Expense Coverage Ratio. Parent will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense, in each case for any period of four consecutive fiscal quarters of Parent, to be less than 3.25 to 1.00.

SECTION 6.12. Maintenance of Borrowing Subsidiaries as Wholly Owned Subsidiaries. Notwithstanding anything to the contrary herein, following the Spin-Off, Parent will not permit any Borrowing Subsidiary to cease to be a Wholly Owned Subsidiary; provided that this Section shall not prohibit any merger or consolidation of a Borrowing Subsidiary consummated in accordance with Section 6.04 or 6.08 so long as the surviving or continuing Person shall be a Wholly Owned Subsidiary that is a Domestic Subsidiary and a Loan Party.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation, warranty or statement made or deemed made by or on behalf of Parent or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) Parent or any Borrowing Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to Parent’s or a Borrowing Subsidiary’s existence) or 5.09 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to Parent (which notice will be given at the request of any Lender);

(f) Parent or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any grace period applicable thereto);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, but after giving effect to any grace period applicable thereto) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf or, in the case of any Swap Agreement, the applicable counterparty, or, in the case of a Securitization Transaction, the purchasers or lenders thereunder, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Swap Agreement or Securitization Transaction, to cause the termination thereof; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Parent or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Parent or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j) Parent or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of US$30,000,000 (to the extent not covered by insurance) shall be rendered against Parent, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days from the date on which payment of such judgment is due during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Parent or any Material Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as expressly provided in Section 9.14; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Parent, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall immediately and automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

SECTION 7.02. CAM Exchange. (a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Section 7.01 and (ii) the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that, in lieu of the interests of each Lender in the particular Designated Obligations that it shall own as of such date and prior to the CAM Exchange, such Lender shall own an interest equal to such Lender’s CAM Percentage in all the Designated Obligations. Each Lender and each Person acquiring a participation from any Lender as contemplated by Section 9.04 hereby consents and agrees to the CAM Exchange. Each Lender agrees from time to time to execute and deliver to the Administrative Agent all instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange; provided that the failure of any Lender to execute and delivery any such instrument or document shall not affect the validity or effectiveness of the CAM Exchange. It is acknowledged and agreed that the foregoing provisions of this paragraph reflect an agreement entered into solely among the Lenders (and not any Loan Party) and no consent of any Loan Party shall be required with respect to any action taken by the Lenders pursuant to such provisions.

(b) As a result of the CAM Exchange, on and after the CAM Exchange Date, (i) each payment received by an Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by paragraph (c) below), but giving effect to assignments after the CAM Exchange Date, it being understood that nothing herein shall be construed to prohibit the assignment of a proportionate part of all an assigning Lender’s rights and obligations in respect of a single Class of Commitments or Loans, and (ii) Section 2.18(f) shall not apply with respect to any Taxes required to be withheld or deducted by a Borrower from or in respect of payments hereunder to any Lender or the Administrative Agent that exceed the Taxes such Borrower would have been required to withhold or deduct from or in respect of payments to such Lender or Agent had such CAM Exchange not occurred; provided, and solely to the extent, that such Lender or Agent cannot comply with Section 2.18(f) under applicable law as a result of the CAM Exchange.

(c) In the event that, on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of an LC Disbursement by an Issuing Bank that is not reimbursed by a Revolving Borrower, then (i) each Revolving Lender (determined as of the CAM Exchange Date but without giving effect to the CAM Exchange), shall, in accordance with Sections 2.06(d) and 2.06(e), promptly pay to such Issuing Bank an amount determined in accordance with such Sections on the basis of such Revolving Lender’s Combined Tranche Percentage (determined as of the CAM Exchange Date but without giving effect to the CAM Exchange) of the amount due from the applicable Revolving Borrower in respect of such LC Disbursement, (ii) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such LC Disbursement and the funding of participations therein by the Revolving Lenders and (iii) in the event distributions shall have been made in accordance with clause (i) of paragraph (b) above, the Lenders shall make such payments to one another as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each LC Disbursement been outstanding immediately prior to the CAM Exchange. Each such redetermination shall be binding on each of Parent, the Borrowing Subsidiaries and Lenders and their successors and assigns and shall be conclusive absent manifest error.

ARTICLE VIII

The Agents

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entities named as the Administrative Agent and the London Agent in the heading of this Agreement, and this successors in such capacities, to serve as the Administrative Agent and the London Agent, respectively, under the Loan Documents and authorizes the Agents to take such actions and to exercise such powers as are delegated to the Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agents are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the applicable Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02); provided that no Agent shall be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent or any Subsidiary or other Affiliate thereof that is communicated to or obtained by them or any of their Affiliates in any capacity. The Agents shall not be liable for any action taken or not taken by them with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the applicable Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02) or in the absence of their own gross negligence or wilful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by Parent or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent, or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to such Agent. Notwithstanding anything herein to the contrary, the Agents shall not have any liability arising from any confirmation of any Revolving Credit Exposure or the component amounts thereof or any determination of the Exchange Rate, the LC Exchange Rate or the US Dollar Equivalent.

Each Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (including, if applicable, a Financial Officer). Each Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (including, if applicable, a Financial Officer). Each Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any of and all its duties and exercise its rights and powers through its respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent or the London Agent, as applicable.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the Lenders, the Issuing Banks and Parent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Parent, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon either Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon either Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender and Issuing Bank, by delivering its signature page to this Agreement and, in the case of any Lender, funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or an Issuing Bank Agreement pursuant to which it shall become a Lender or an Issuing Bank, as the case may be, hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date or the Effective Date.

Notwithstanding anything herein to the contrary, no Arranger, Syndication Agent or Documentation Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the expense reimbursement and indemnities to the extent provided for hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to Parent, to it at 141 Needham Street, Newton, MA 02464, Attention of Office of the General Counsel, and if to any Borrowing Subsidiary, to it in care of Parent;

(ii) if to the Administrative Agent or the Swingline Lender, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, Texas 77002-6925, Attention of MaryAnn T. Bui (Facsimile No. (713) 750-2878), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, NY 10179, Attention of Peter Thauer (Facsimile No. (212) 270-5127);

(iii) if to the London Agent, to J.P. Morgan Europe Limited, 125 London Wall, Floor 09, London EC2Y 5AJ, United Kingdom, Attention of Agency Department (Facsimile No. 44-207-777-2360), with a copy to the Administrative Agent as provided under clause (ii) above;

(iv) if to any Issuing Bank, to it at the address (or facsimile number) most recently specified by it in a notice delivered to the Administrative Agent and Parent; and

(v) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, and notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, notices shall be deemed to have been given at the opening of business on the next Business Day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article

II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to any Agent, Parent or any Borrowing Subsidiary may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c) Each Borrowing Subsidiary hereby irrevocably appoints Parent as its agent for the purpose of receiving or giving on its behalf any notice and taking any other action provided for in this Agreement and any other Loan Document and hereby agrees that it shall be bound by any such notice or action received, given or taken by Parent hereunder or thereunder irrespective of whether or not any such notice shall have in fact been authorized by such Borrowing Subsidiary and irrespective of whether or not the agency provided for herein or therein shall have theretofore been terminated.

(d) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by either Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether either Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as set forth in paragraph (c) of this Section, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Parent (and, prior to the consummation of the Spin-Off, the Term Borrower) and the Required Lenders, or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are party thereto, in each case with the consent of the Required Lenders; provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Parent (and, prior to the consummation of the Spin-Off, the Term Borrower) and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least 10 Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within 10 Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than as a result of any waiver of any increase in the interest rate applicable to any Loan or LC Disbursement pursuant to Section 2.14(c) or any change in the definition, or in any components thereof, of the term “Leverage Ratio”), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.11, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, or waive, amend or modify Section 7.01(a), without the written consent of each Lender affected thereby, (D) change Section 2.19(b) or 2.19(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (E) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (F) release Guarantees representing all or substantially all the value of the Guarantees under the Guarantee Agreement, or limit the liability of Parent (after the consummation of the Spin-Off) or any Subsidiary Loan Parties in respect of such Guarantees, without the written consent of each Lender, (G) change any provision of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments of Revolving Lenders of any Class differently from Revolving Lenders of any other Class, without the written consent of Lenders representing a Majority in Interest of the adversely affected Class of Revolving Loans, (H) change any provision of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments of Lenders of any Class differently from Lenders of any other Class, without the written consent of Lenders representing a Majority in Interest of each adversely affected Class (for purposes of this clause (H), all the Revolving Lenders shall be deemed to be Lenders of the same Class) or (I) waive any condition set forth in Section 4.03 or 4.04 without the written consent of the Majority in Interest of the Revolving Lenders and, in the case of any such waiver affecting one Class of Revolving Lenders but not the other, a Majority in Interest of the Revolving Lenders of such Class (it being understood and agreed that any amendment or waiver of, or any consent with respect to, any provision of this Agreement (other than any waiver expressly relating to Section 4.03 or 4.04) or any other Loan Document, including any amendment of any affirmative or negative covenant set forth herein or in any other Loan Document or any waiver of a Default or an Event of Default, shall not be deemed to be a waiver of any condition set forth in Section 4.03 or 4.04); provided further that (1) no such agreement shall amend, modify or otherwise affect the rights or obligations of either Agent, any Issuing Bank or the Swingline Lender without the prior written consent of such Agent, such Issuing Bank or the Swingline Lender, as the case may be, and (2) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Classes) may be effected by an agreement or agreements in writing entered into by Parent (and, prior to the consummation of the Spin-Off, the Term Borrower) and the requisite percentage in interest of Lenders under each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, (i) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (A), (B) or (C) of clause (ii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification, and (ii) any provision of this Agreement may be amended by an agreement in writing entered into by Parent (and, prior to the consummation of the Spin-Off, the Term Borrower), the Administrative Agent (and, if their rights or obligations are affected thereby, each Issuing Bank and the Swingline Lender) and the Lenders that will remain parties hereto after giving effect to such amendment if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and (z) after giving effect to such amendment and all contemporaneous repayments of Revolving Loans and reductions of Revolving Commitments, the sum of the total Revolving Credit Exposures under each Tranche shall not exceed the total Commitments under such Tranche. Any amendment or modification effected in accordance with this paragraph will be binding on each Borrowing Subsidiary whether or not such Borrowing Subsidiary shall have consented thereto.

(c) Notwithstanding anything in paragraph (b) of this Section to the contrary, this Agreement and the other Loan Documents may be amended at any time and from time to time to add a currency or pricing option under any Class of Revolving Commitments or to establish one or more additional Classes of Commitments to be made available to one or more Borrowers, in each case, by an agreement in writing entered into by Parent, such Borrower or Borrowers, the Administrative Agent and each Lender under such Class of Revolving Commitments or any Person (including any Lender) that shall have agreed to establish such Commitment of an additional Class (but, in each case, without the consent of any other Lender), and each such Person that is not already a Lender shall, at the time such agreement becomes effective, become a Lender with the same effect as if it had originally been a Lender under this Agreement with the commitment set forth in such agreement; provided that (i) the aggregate outstanding principal amount of the new Commitments established pursuant to this paragraph shall, when taken together with the net amount (if positive) of Commitment Increases over Commitment Decreases under Section 2.09(d), at no time, without the consent of the Required Lenders, exceed US$100,000,000, (ii) subject to the consent of the Issuing

Banks and the Swingline Lender, as applicable, new Classes of revolving commitments established hereunder may participate in the LC Exposure and the Swingline Exposure on the same terms as those applicable to the then existing Classes of Revolving Commitments, (iii) any new Class of revolving commitments established hereunder, and the extensions of credit thereunder, shall not have a scheduled termination or maturity date that is earlier than the Revolving Maturity Date and (iv) any new Class of term commitments established hereunder, and the extensions of credit thereunder, shall not have a scheduled termination or maturity date that is earlier than the Term Loan Maturity Date, and such extensions of credit thereunder shall not have weighted average life to maturity that is shorter than the remaining weighted average life to maturity of the Term Loans at the time. Any such agreement establishing new currency or pricing options under any Class of Revolving Commitments or establishing new Commitments shall amend the provisions of this Agreement and the other Loan Documents to set forth the terms thereof (including the amount and final stated maturity thereof (which shall be subject to clauses (iii) and (iv) above), the interest to accrue and be payable thereon and any fees to be payable in respect thereof) and to effect such other changes (including changes to the provisions of this Section, Section 2.19 and the definition of the term “Required Lenders”) as Parent and the Administrative Agent shall deem necessary or advisable in connection therewith; provided that no such agreement shall (A) effect any change described in any of clauses (A), (B), (C), (F), (G) and (I) of paragraph (b) of this Section (or clause (1) to the second proviso of paragraph (b) of this Section) without the consent of each Person required to consent to such change under such clause (it being agreed, however, that any establishment of any new Class of Commitments will not, of itself, be deemed to effect a change described in clause (G), (H) or (I) of such paragraph (b) and that such clauses may be changed to reflect the establishment of such Class or Classes); or (B) amend this Agreement to establish any affirmative or negative covenant, Event of Default or remedy that by its terms benefits one or more Classes of Lenders, but not all Classes of Lenders, or provide for any guarantee or security that benefits one or more Classes of Lenders, but not all Classes of Lenders, without the prior written consent of a Majority in Interest of Lenders of each Class not so benefited. Any new Class of commitments established pursuant to this paragraph, and loans and borrowings thereunder, shall constitute “Commitments”, “Loans” and “Borrowings” under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees created by the Guarantee Agreements. The Borrowers shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Guarantee Requirement continues to be satisfied after the establishment of any such new commitments.

(d) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents, the Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of one firm of counsel for the Agents and, if deemed reasonably necessary by the Agents, one firm of local counsel in each appropriate jurisdiction, in connection with the arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Agent, any Arranger, any Syndication Agent, any Documentation Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Agents, any Arranger, any Issuing Bank, any Syndication Agent, any Documentation Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrowers shall indemnify the Agents (and any sub-agent thereof), the Arrangers, each Syndication Agent, each Documentation Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Parent or any of the Subsidiaries, or any Environmental Liability related in any way to Parent or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Parent or any Affiliate thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by them to either Agent (or any sub-agent thereof), any Issuing Bank or the Swingline Lender, or any Related Party of any of the foregoing, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for either Agent (or any such sub-agent), any Issuing Bank or the Swingline Lender in connection with such capacity. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments at the time (or most recently outstanding and in effect).

(d) To the extent permitted by applicable law, the Borrowers shall not assert, or permit any of their Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) neither Parent nor any Borrowing Subsidiary may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any of them without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arrangers, the Syndication Agents, the Documentation Agents and, to the extent expressly contemplated hereby, the sub-agents of the Agents and the Related Parties of any of the Agents, the Arrangers, the Syndication Agents, the Documentation Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) Parent; provided that no consent of Parent shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for (1) any assignment in respect of the US Tranche to a US Tranche Revolving Lender, an Affiliate of such Lender or an Approved Fund of such Lender, (2) any assignment in respect of a European Tranche to a European Tranche Revolving Lender, an Affiliate of such Lender or an Approved Fund of such Lender or (3) any assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C) each Issuing Bank, in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure; and

(D) the Swingline Lender, in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its Swingline Exposure.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 unless each of Parent and the Administrative Agent otherwise consents; provided that no such consent of Parent shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

In addition, in connection with each assignment, the assignee shall deliver to the applicable Borrower all applicable Tax forms required to be delivered by it under Section 2.18(f).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section and any written consent to such assignment required by this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (each such bank or other entity, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment of any Class and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (A) through (F) of the first proviso to Section 9.02(b) that directly affects such Participant and requires the approval of all the Lenders or all the affected Lenders (or all the Lenders or all the affected Lenders of a Class). Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made (A) pursuant to Section 2.19(c) or (B) with Parent’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless Parent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.18(f) as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, no Agent (in its capacity as an Agent) shall have any responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that either Agent, any Arranger, any Issuing Bank or any Lender or any Affiliate or Related Party of any of the foregoing, may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended thereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of any Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.06(d) or 2.06(e). The provisions of Sections 2.16, 2.17, 2.18, 2.19(b) and (c), 9.03, 9.09 and 9.10 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Issuing Banks. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under the Commitment Letter and any commitment advices submitted by them (but do not supersede any other provisions of the Commitment Letter or any fee letter referred to therein (or any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank) that do not by the terms of such documents terminate upon the effectiveness of this Agreement). Except as provided in Sections 4.01 and 4.02, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. Each financial institution that shall be party to an Issuing Bank Agreement executed by Parent and the Administrative Agent shall be a party to and an Issuing Bank under this Agreement, and shall have all the rights and duties of an Issuing Bank hereunder and under its Issuing Bank Agreement. Each Lender hereby authorizes the Administrative Agent to enter into Issuing Bank Agreements.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provision with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of any Borrower against any of and all the obligations then due of the Borrowers now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement. The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court; provided that, notwithstanding the foregoing, each of the parties hereto shall retain the right to bring any such action or proceeding in the courts of any other jurisdiction in connection with the enforcement of any judgment. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) To the extent that any Borrowing Subsidiary has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Borrowing Subsidiary hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its Obligations under its Borrowing Subsidiary Agreement, this Agreement or any other Loan Document.

(f) Each Borrowing Subsidiary hereby agrees that the waivers set forth in this Section shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, other than, in the case of any such disclosure to a Participant or a prospective Participant, any such Participant or prospective Participant that shall have been identified, or is actually known to the disclosing Person to be an Affiliate of any Person identified, on Schedule 9.12, as such Schedule may be supplemented by Parent from time to time by a writing delivered to the Administrative Agent (it being understood and agreed (x) that Parent (in its reasonable discretion) may only include an additional Person on Schedule 9.12 if such Person is or is an Affiliate of any Person that engages in a business in competition with Parent and/or any of the Subsidiaries and (y) that no Lender shall have any obligation to determine whether any

Participant, or any prospective Participant, that is not identified on Schedule 9.12 is an Affiliate of any Person identified on such Schedule) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, other than any such counterparty or prospective counterparty that shall have been identified, or is actually known to the disclosing Person to be an Affiliate of any Person identified, on Schedule 9.12, as such Schedule may be supplemented by Parent from time to time by a writing delivered to the Administrative Agent (it being understood and agreed (x) that Parent (in its reasonable discretion) may only include an additional Person on Schedule 9.12 if such Person is or is an Affiliate of any Person that engages in a business in competition with Parent and/or any of the Subsidiaries and (y) that no Lender shall have any obligation to determine whether any counterparty, or any prospective counterparty, that is not identified on Schedule 9.12 is an Affiliate of any Person identified on such Schedule), (g) with the consent of Parent, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to either Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than any Borrower or (i) to any credit insurance providers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to either Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Borrower; provided that, in the case of information received from a Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Release of Guarantees. (a) If Parent shall request the release of the Guarantee of any Subsidiary Loan Party upon the consummation of any transaction permitted by this Agreement (for the avoidance of doubt, as in effect from time to time) as a result of which such Subsidiary Loan Party (i) ceases to be a Subsidiary or (ii) becomes a Partial Transfer Subsidiary (but, in the case of this clause (ii), only if such Subsidiary Loan Party is not a Guarantor of any other Material Indebtedness of the Company or another Subsidiary) and shall deliver to the Administrative Agent a certificate of a Financial Officer or other executive officer of Parent to the effect that such transaction and, if applicable, the application of the proceeds thereof will comply with the terms of this Agreement (and, in the event clause (ii) is applicable, that the condition set forth in the parenthetical in such clause (ii) is satisfied), the Administrative Agent, if satisfied that the applicable certificate is correct, shall execute and deliver to Parent, at Parent’s expense, all documents that Parent shall reasonably request to evidence such termination or release.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, the Guarantees provided under any Guarantee Agreement shall terminate when all the Obligations (other than contingent obligations for indemnification, expense reimbursement, tax gross-up or yield protection as to which no claim has been made) have been indefeasibly paid in full, all Commitments have terminated or expired, the LC Exposure has been reduced to zero and the Issuing Banks have no further obligations to issue Letters of Credit hereunder. In connection with any such termination pursuant to this paragraph, the Administrative Agent shall execute and deliver to Parent, at Parent’s expense, all documents that Parent shall reasonably request to evidence such termination.

(c) Any execution and delivery of documents by the Administrative Agent pursuant to this Section shall be without recourse to, or representation or warranty by, the Administrative Agent.

SECTION 9.15. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.16. USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act.

SECTION 9.17. No Fiduciary Relationship. Parent and each Borrowing Subsidiary, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Parent, the Subsidiaries and their Affiliates, on the one hand, and the Agents, the Arrangers, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Arrangers, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. Parent and each Borrowing Subsidiary, on behalf of itself and its subsidiaries, acknowledges that each Agent, Lender and Issuing Bank and their respective Affiliates may have economic interests that conflict with those of Parent, the Subsidiaries, their equityholders and/or their Affiliates.

SECTION 9.18. Non-Public Information. Each Lender and Issuing Bank acknowledges that all information furnished to it pursuant to this Agreement by or on behalf of Parent or any Borrowing Subsidiary and relating to Parent, the Subsidiaries or their respective businesses may include material non-public information concerning Parent, the Subsidiaries and their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with such procedures and applicable law, including Federal, state and foreign securities laws.

All such information, including requests for waivers and amendments, furnished by Parent, any Borrowing Subsidiary or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information concerning Parent, the Subsidiaries and their respective securities. Accordingly, each Lender and Issuing Bank represents to Parent, the Borrowing Subsidiaries and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TRIPADVISOR, INC,

by	/s/ Lance Soliday
	Name:	Lance Soliday
	Title:	Vice President and Chief Accounting Officer

TRIPADVISOR HOLDINGS, LLC,

by	/s/ Mark Okerstrom
	Name:	Mark Okerstrom
	Title:	Executive Vice President and Chief Financial Officer

TRIPADVISOR LLC,

by	/s/ Mark Okerstrom
	Name:	Mark Okerstrom
	Title:	Executive Vice President and Chief Financial Officer

[SIGNATURE PAGE TO TRIPADVISOR, INC. CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

by	/s/ Peter B. Thauer
	Name:	Peter B. Thauer
	Title:	Executive Director

J.P. MORGAN EUROPE LIMITED, as London Agent,

by	/s/ Ching Loh
	Name:	Ching Loh
	Title:	Associate

SIGNATURE PAGE TO

TRIPADVISOR, INC.

CREDIT AGREEMENT

Lender: ROYAL BANK OF CANADA,

by	/s/ Mark Gronich
	Name:	Mark Gronich
	Title:	Authorized Signatory

For any Lender requiring a second signature line:

by
Name:
Title:

SIGNATURE PAGE TO

TRIPADVISOR, INC.

CREDIT AGREEMENT

Lender: BANK OF AMERICA N.A.,

by	/s/ Prayes Majmudar
	Name:	Prayes Majmudar
	Title:	Vice President

For any Lender requiring a second signature line:

by
Name:
Title:

SIGNATURE PAGE TO

TRIPADVISOR, INC.

CREDIT AGREEMENT

Lender: SUMITOMO MITSUI BANKING CORPORATION,

by	/s/ David W. Kee
	Name:	David W. Kee
	Title:	Joint General Manager

For any Lender requiring a second signature line:

by
Name:
Title:

SIGNATURE PAGE TO

TRIPADVISOR, INC.

CREDIT AGREEMENT

Lender: RBS CITIZENS, N.A.,

by	/s/ William M. Clossey
	Name:	William M. Clossey
	Title:	Vice President

For any Lender requiring a second signature line:

by
Name:
Title:

SIGNATURE PAGE TO

TRIPADVISOR, INC.

CREDIT AGREEMENT

Lender: BARCLAYS BANK PLC,

by	/s/ Ben Higges
	Name:	Ben Higges
	Title:	POA

For any Lender requiring a second signature line:

by
Name:
Title:

SIGNATURE PAGE TO

TRIPADVISOR, INC.

CREDIT AGREEMENT

Lender: BANK OF THE WEST,

by	/s/ Benjamin Martinez
	Name:	Benjamin Martinez
	Title:	Vice President

For any Lender requiring a second signature line:

by
Name:
Title:

SIGNATURE PAGE TO

TRIPADVISOR, INC.

CREDIT AGREEMENT

Lender: U.S. BANK NATIONAL ASSOCIATION,

by	/s/ Richard J. Ameny, Jr.
	Name:	Richard J. Ameny, Jr.
	Title:	Vice President

For any Lender requiring a second signature line:

by
Name:
Title:

SIGNATURE PAGE TO

TRIPADVISOR, INC.

CREDIT AGREEMENT

Lender: UNION BANK, N.A.,

by	/s/ Megan R. Webster
	Name:	Megan R. Webster
	Title:	Vice President

For any Lender requiring a second signature line:

by
Name:
Title:

SIGNATURE PAGE TO

TRIPADVISOR, INC.

CREDIT AGREEMENT

Lender: SOVEREIGN BANK,

by	/s/ A. Neil Sweeny
	Name:	A. Neil Sweeny
	Title:	Senior Vice President

For any Lender requiring a second signature line:

by
Name:
Title:

SIGNATURE PAGE TO

TRIPADVISOR, INC.

CREDIT AGREEMENT

Lender: GOLDMAN SACHS BANK USA,

by	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

For any Lender requiring a second signature line:

by
Name:
Title:

SIGNATURE PAGE TO

TRIPADVISOR, INC.

CREDIT AGREEMENT

Lender: FIRST HAWAIIAN BANK,

by	/s/ Dawn Hofmann
	Name:	Dawn Hofmann
	Title:	Vice President

For any Lender requiring a second signature line:

by
Name:
Title:

SIGNATURE PAGE TO

TRIPADVISOR, INC.

CREDIT AGREEMENT

Lender: BNP PARIBAS,

by	/s/ Gregory R. Paul
	Name:	Gregory R. Paul
	Title:	Managing Director

For any Lender requiring a second signature line:

by	/s/ Nuala Marley
	Name:	Nuala Marley
	Title:	Managing Director

Schedule 2.01

Commitments

Lender	Term Commitment		European Tranche Revolving Commitment		US Tranche Revolving Commitment		Total
JPMorgan Chase Bank, N.A.	US$	63,333,333.34	US$	31,666,666.66	US$	0	US$	95,000,000.00
Royal Bank of Canada	US$	63,333,333.34	US$	31,666,666.66	US$	0	US$	95,000,000.00
Bank of America N.A.	US$	53,333,333.33	US$	26,666,666.67	US$	0	US$	80,000,000.00
Sumitomo Mitsui Banking Corporation	US$	36,666,666.67	US$	18,333,333.33	US$	0	US$	55,000,000.00
RBS Citizens, N.A.	US$	33,333,333.33	US$	16,666,666.67	US$	0	US$	50,000,000.00
Barclays Bank PLC	US$	30,000,000.00	US$	15,000,000.00	US$	0	US$	45,000,000.00
Bank of the West	US$	27,692,307.67	US$	8,307,692.33	US$	0	US$	36,000,000.00
U.S. Bank National Association	US$	23,333,333.33	US$	11,666,666.67	US$	0	US$	35,000,000.00
Union Bank, N.A.	US$	23,333,333.33	US$	11,666,666.67	US$	0	US$	35,000,000.00
Sovereign Bank	US$	20,000,000.00	US$	10,000,000.00	US$	0	US$	30,000,000.00
Goldman Sachs Bank USA	US$	13,333,333.33	US$	6,666,666.67	US$	0	US$	20,000,000.00
First Hawaiian Bank	US$	12,307,692.33	US$	3,692,307.67	US$	0	US$	16,000,000.00
BNP Paribas	US$	0	US$	8,000,000.00	US$	0	US$	8,000,000.00

Total	US$	400,000,000.00	US$	200,000,000.00	US$	0	US$	600,000,000.00

Schedule 2.06

Initial Issuing Bank LC Commitment

Issuing Bank	LC Commitment
JPMorgan Chase Bank, N.A.	US$	40,000,000.00

Schedule 2.06A

Existing Letters of Credit

L/C Bank Reference	Expiration Date	Current Balance		Currency	Country	Issuing Bank
TFTS-524414	07/31/12	US$	200,000.00	USD	US	JPMorgan Chase Bank, N.A.

Schedule 3.13

Subsidiaries (1)

TripAdvisor, Inc. (Delaware) (2) *+
TripAdvisor Holdings, LLC (Massachusetts) (2) *+
TripAdvisor LLC (Delaware) *+
GlobalMotion Media, Inc. (Delaware)
The Independent Traveler, Inc. (New Jersey)
Smarter Travel Media LLC (Nevada) *+
FlipKey, Inc. (Delaware / 77%) (3)
TripAdvisor Canada Corp. (Canada)
TripAdvisor Limited (United Kingdom) +
Tripadvisor Australia Pty Limited (Australia)
Tripadvisor France SAS (France)
Tripadvisor GmbH (Germany)
Tripadvisor Spain, S.L. (Spain)
TripAdvisor Italy S.r.l. (Italy)
Holiday Lettings (Holdings) Limited (United Kingdom) +
Holiday Lettings Limited (United Kingdom)
Tripadvisor APAC Holdings Corporation (Delaware) (4) *+
Tripadvisor K.K. (Japan)
SmarterTravel K.K. (Japan) (5)
BookingBuddy K.K. (Japan) (5)
Tripadvisor Singapore Private Limited (Singapore) +
Tripadvisor China Cayman Holdings Limited (Cayman Islands) (6) +
TripAdvisor Consulting Services (Beijing) Co., Ltd. (PRC WFOE) (6)
Tuqu Net Information Technology (Beijing) Co., Ltd. (PRC Domestic) (7)
Kooxoo, Inc. (Cayman Islands) +
Beijing Kuxun Technology Co., Ltd. (PRC WFOE)
Beijing Kuxun Interactive Technology Co., Ltd. (PRC Domestic) (8)
Tripadvisor Hong Kong Limited (Hong Kong)
Tripadvisor Korea Co., Ltd. (S. Korea)
Tripadvisor Travel India Private Limited (India)

*	indicates a Designated Subsidiary
+	indicates a Material Subsidiary

Notes:

(1)	This chart reflects the corporate structure following consummation of the spin-off, with changes occurring prior to or during consummation of the spin-off discussed in the notes. Unless otherwise expressly noted, each entity is 100% owned by its immediate parent.

(2)	Prior to consummation of the spin-off, each of TripAdvisor, Inc. and TripAdvisor Holdings, LLC is a direct subsidiary of Expedia, Inc. (DE). In connection with the consummation of the spin-off, 100% of the equity of TripAdvisor Holdings, LLC will be contributed to TripAdvisor, Inc. and TripAdvisor, Inc. will be spun off from Expedia, Inc. (DE).

(3)	TripAdvisor Holdings, LLC owns 77% of FlipKey, Inc.

(4)	Prior to consummation of the spin-off, TripAdvisor APAC Holding Corp. sold 100% of its equity interest in TripAdvisor Cayman Holdings Ltd. to Expedia, Inc. (WA).

(5)	Each of SmarterTravel K.K. and BookingBuddy K.K. was previously wholly owned by Expedia Holdings K.K. (Japan), a direct subsidiary of Expedia, Inc. (WA), which is itself a direct subsidiary of Expedia, Inc. (DE). Expedia Holdings K.K. sold 100% of its equity interest in each of SmarterTravel K.K. and BookingBuddy K.K. to Tripadvisor K.K.

(6)	TripAdvisor Consulting Services (Beijing) Co., Ltd. (formerly known as Expedia Business Services (Beijing) Co., Ltd.) was previously wholly owned by Expedia Asia Pacific-Beta Limited (Cayman), a direct subsidiary of Expedia, Inc. (WA), which is itself a direct subsidiary of Expedia, Inc. (DE). The Asset Transfer Agreement whereby Expedia Asia Pacific-Beta Limited sold 100% of its equity interest in this entity to Tripadvisor China Cayman Holdings Limited was executed in August 2011 and was subsequently approved by the PRC Ministry of Commerce (COFCOM).

(7)	Expedia Business Services (Beijing) Co., Ltd. has no equity interest in Tuqu Net Information Technology (Beijing) Co., Ltd. but has effective control through Pledge Agreements, Loan Agreements, Voting Proxies and Equity Transfer Agreements.

(8)	Beijing Kuxun Technology Co., Ltd. has no equity interest in Beijing Kuxun Interactive Technology Co., Ltd but has effective control through Pledge Agreements, Loan Agreements, Voting Proxies and Equity Transfer Agreements.

Schedule 6.01

Existing Indebtedness

None

Schedule 6.02

Existing Liens

None

Schedule 6.07

Existing Restrictions

Any restrictions set forth in the Stockholders Agreement, dated as of August 18, 2008, among FlipKey, Inc., a Delaware corporation, TripAdvisor LLC, a Delaware limited liability company, the other stockholders and optionholders of FlipKey, Inc. and Jeremiah Gall, acting in his capacity as the Minority Shareholders Representative.

Schedule 9.12

Participant Confidentiality Restricted List

Each of the following entities shall be subject to the restrictions set forth in Section 9.12 of the Credit Agreement.

Google Inc.

Microsoft Corp.

Yahoo! Inc.

Facebook, Inc.

Baidu, Inc.

Ctrip.com International, Ltd.

HomeAway, Inc.

HolidayCheck AG

KAYAK

Qunar.com Information Technology Co. Ltd.

Travelzoo Inc.

Yelp, Inc.

priceline.com Incorporated

Orbitz Worldwide, Inc.

Sabre Inc.